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The information contained in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are part of an effective registration statement filed with the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated October 6, 2010

Preliminary Prospectus Supplement To Prospectus Dated August 6, 2010	Filed Pursuant to Rule 424(b)(5) Registration No. 333-168304

            Shares

Common Stock

        This is a public offering of our common stock (the "Offering"). Our common stock is traded on the NYSE Amex LLC (the "NYSE Amex") under the symbol "AUMN" and on the Toronto Stock Exchange (the "TSX") under the symbol "AUM." The last sale price for our common stock on October 5, 2010, being the day prior to the public announcement of the Offering, was $21.67 per share on the NYSE Amex and Cdn$21.84 per share on the TSX.

Investing in our common stock involves risks.

See "Risk Factors" beginning on page S-6 of this prospectus supplement.

	Per Share	Total

Public Offering Price	$	$

Underwriting Discount(1)	$	$

Proceeds, before expenses, to Golden Minerals Company	$	$

(1)
The common stock is being offered in the United States and in Canada on a firm commitment basis. We have granted the underwriters listed below (the "Underwriters") a 5-day option to purchase from us, at a price equal to the public offering price, less the underwriting discount, up to an additional            shares of common stock representing 15% of the aggregate shares issued upon closing of the Offering, to cover over-allotments, if any, and for market stabilization purposes. See "Underwriting" on page S-29 of this prospectus supplement.

        Neither the Securities and Exchange Commission ("SEC") nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

        The Underwriters expect the shares will be available for delivery in book-entry form through the facilities of The Depository Trust Company at closing, which is anticipated to be on or about                  , 2010.

Canaccord Genuity

The date of this prospectus supplement is                  , 2010

        You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus relating to this Offering. Neither the Underwriters nor we have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither the Underwriters nor we are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein relating to this Offering is accurate only as of the date of the document in which the information appears. Our business, financial condition, results of operations and prospects may have changed since that date. Information in this prospectus supplement updates and modifies the information in the accompanying prospectus.

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

        This prospectus supplement is part of a "shelf" registration statement that we filed with the SEC on Form S-3. This prospectus supplement provides specific details regarding this Offering, and is deemed to be incorporated by reference into the accompanying prospectus solely for the purpose of this Offering. The accompanying prospectus provides general information about us, our common stock and certain other securities we may offer from time to time. Some of the information in the accompanying prospectus may not apply to this Offering. If information in this prospectus supplement is inconsistent with the accompanying prospectus or the documents incorporated by reference herein, you should rely on this prospectus supplement.

        Before purchasing any securities, you should carefully read both the accompanying prospectus and this prospectus supplement, together with the additional information described in this prospectus supplement under the headings "Where You Can Find More Information" and "Documents Incorporated By Reference." You should also carefully consider the matters discussed under "Risk Factors" in this prospectus supplement.

        This prospectus supplement is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

CURRENCY AND EXCHANGE RATE INFORMATION

        Unless otherwise indicated, all references to "$" or "dollars" in this prospectus supplement and the accompanying prospectus refer to United States dollars. References to "Cdn$" in this prospectus supplement and the accompanying prospectus refer to Canadian dollars.

        The noon rate of exchange on October 5, 2010, as reported by the Bank of Canada for the conversion of Canadian dollars to U.S. dollars, was Cdn$1.00 equals $0.9835 and, for the conversion of U.S. dollars to Canadian dollars, was $1.00 equals Cdn$1.0168.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus supplement contains forward-looking statements within the meaning of Section 27A of the Securities Act, as amended (the "Securities Act"), Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the United States Private Securities Litigation Reform Act of 1995, and "forward-looking information" within the meaning of applicable Canadian securities legislation. These statements include statements and information relating to our plans, expectations and assumptions concerning the El Quevar project, the timing and budget for exploration of our portfolio of exploration properties, our expected cash needs and anticipated use of proceeds from this Offering, and statements concerning our financial condition, operating strategies and operating and legal risks.

        We use the words "anticipate," "continue," "likely," "estimate," "expect," "may," "could," "will," "project," "should," "believe" and similar expressions (including negative and grammatical variations) to identify forward-looking statements and information. Statements that contain these words discuss our future expectations, contain projections or state other forward-looking information. Although we believe the expectations and assumptions reflected in those forward-looking statements are reasonable, we cannot assure you that these expectations and assumptions will prove to be correct. Our actual results could differ materially from those expressed or implied in these forward-looking statements and information as a result of the factors described under "Risk Factors" in this prospectus supplement and other factors set forth in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein, including:

  •
  Results of future exploration at the El Quevar project;

  •
  The economic viability of and the results of the proposed feasibility study for the El Quevar project;

  •
  Our ability to raise necessary capital to finance advancement of the El Quevar project;

  •
  Our ability to retain key management and mining personnel necessary to successfully operate and grow our business;

  •
  Economic and political events affecting the market prices for silver, gold and other minerals which may be found on our exploration properties; and

  •
  Political and economic instability in Argentina, Chile, Mexico, Peru, and other countries in which we conduct our business, and future actions of any of these governments with respect to nationalization of natural resources or other changes in mining or taxation policies.

        These factors are not intended to represent a complete list of the general or specific factors that could affect us. We may note additional factors elsewhere in this prospectus supplement, the accompanying prospectus and in any documents incorporated by reference herein. Many of those factors are beyond our ability to control or predict. You should not unduly rely on any of our forward-looking statements or information. These statements speak only as of the date of this prospectus supplement. Except as required by law, we are not obligated to publicly release any revisions to these forward-looking statements to reflect future events or developments. All subsequent written and oral forward-looking statements and information attributable to us and persons acting on our behalf are qualified in their entirety by the cautionary statements contained in this section and elsewhere in this prospectus supplement.

SUMMARY

        The following is a summary of the principle features of this Offering and should be read together with the more detailed information and financial data and statements contained elsewhere in this prospectus supplement, in the accompanying prospectus and in the documents incorporated by reference herein and therein. This summary does not contain all of the information you should consider before investing in our common stock and is qualified in its entirety by the information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein. You should carefully read the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein, including our historical financial statements and the notes to these financial statements in our most recently filed annual report on Form 10-K for the fiscal year ended December 31, 2009, our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2010, and our quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2010. You should also carefully consider the matters discussed under "Risk Factors" and "Cautionary Note Regarding Forward-Looking Statements" in this prospectus supplement before deciding to invest in our common stock.

        All references to "Golden Minerals," "our," "we," or "us" are to Golden Minerals Company, including its subsidiaries and predecessors, except where it is clear that the term refers only to Golden Minerals Company. Many of the terms used in our industry are technical in nature. We have included a glossary of some of these terms on page A-1. Unless we specifically state otherwise, all information in this prospectus supplement assumes no exercise by the Underwriters of their over-allotment option.

 Our Business

Overview

        We are a mineral exploration company with a diversified portfolio of precious metals and other mineral exploration properties located in or near certain traditional precious metals producing regions of Mexico and South America. Our management team is comprised of experienced mining professionals with extensive expertise in mineral exploration, mine construction and development, and mine operations. We are based in Golden, Colorado and maintain exploration offices in Argentina, Mexico, Peru and Chile.

        We are currently focused on the advancement of our 100% controlled El Quevar silver project in northwestern Argentina. From the inception of our exploration activities in 2004 through June 30, 2010, we have spent approximately $21.0 million on exploration and related activities at El Quevar. Based on an independent technical report completed in August 2010, there are an estimated 902,000 tonnes of mineralized material at an average silver grade of approximately 310 grams per tonne at El Quevar. See "The Company—Recent Developments." We are engaged in additional drilling, metallurgical analysis, permitting, and other advanced exploration work at El Quevar as well as the preparation of a feasibility study.

        In addition to El Quevar, we own or control a portfolio of approximately 30 exploration properties located primarily in Mexico and South America. Our 100% controlled Zacatecas silver and base metals project in Mexico is at an intermediate stage of exploration, with five separate target areas on which we are currently conducting exploration activities, including drilling at the San Pedro de Hercules and El Cristo targets. We are also conducting drilling programs to explore several of our other projects, including the Matehuapil and La Pinta silver, gold and base metal projects in Mexico.

        Our activities in Argentina related to the El Quevar project are conducted through our indirect, wholly-owned subsidiary Silex Argentina S.A., an Argentinean sociedad anónima, which is wholly-owned by Silex Spain, S.L., a Spanish sociedad limitada. Silex Argentina S.A. owns or has options to purchase the concessions comprising our El Quevar project. Silex Spain, S.L. is wholly-owned by ASM Services S.a r.l., a Luxembourg société à responsabilité limitée, which in turn is wholly-owned by us. Our mining concessions in Mexico are held by our indirect, wholly-owned subsidiaries Minera Largo S. de R.L. de C.V. and Minera de Cordilleras S. de R.L. de C.V., each a Mexican sociedad de responsabilidad limitada de capital variable, which are in turn held and operated by Compañia Minerales de Zacatecas S. de R.L. de C.V., a Mexican sociedad de responsabilidad limitada de capital variable. Compañia Minerales de Zacatecas S. de R.L. de C.V. is wholly-owned by Apex Mexico Holdings, S.L., a Spanish sociedad limitada, which is wholly-owned by ASM Services S.a r.l.

The Offering

        The following is a brief summary of certain terms of this Offering and is not intended to be complete. It does not contain all of the information that will be important to investors in our common stock. For a more complete description of our common stock, see the section titled "Description of Common Stock" in this prospectus supplement.

Issuer:	Golden Minerals Company
Common stock offered by Golden Minerals:	shares
Over-allotment option:

We have granted to the Underwriters an over-allotment option to purchase up to            additional shares of our common stock, which represents 15% of the shares to be issued upon closing of the Offering, at the public offering price, less the underwriting discount. The option may be exercised in whole or in part at any time within 5 days following the date of closing of the Offering.

Concurrent private placement to Sentient:

Sentient Global Resources Fund III, LP and SGRF III Parallel I, LP (collectively, "Sentient") together hold 19.6% of our outstanding common stock (excluding outstanding restricted stock held by our employees). Sentient has indicated to us that it intends to purchase from us at the public offering price through a private placement to be completed concurrently with the Offering (the "Private Placement") that number of shares of our common stock necessary to increase Sentient's ownership percentage of our outstanding common stock upon completion of the Offering, including the over-allotment option, if exercised, to 19.9% of our outstanding common stock (excluding outstanding restricted stock held by our employees) (the "Private Placement Shares"). However, we do not currently have a binding commitment from Sentient to purchase any shares. Any shares purchased by Sentient will be sold outside the United States pursuant to Regulation S under the Securities Act. We have agreed to pay a 1% placement agency commission to the Underwriters in connection with the Private Placement, if completed.

Common stock outstanding:	Prior to the Offering, we had 9,271,286 shares of common stock outstanding.(1)

Following the Offering, we will have            shares of common stock outstanding if Sentient elects to purchase all of the Private Placement Shares, and            shares of common stock outstanding if Sentient does not elect to purchase any such shares.(1)(2)

Use of proceeds:

We estimate that our net proceeds from this Offering, based on the public offering price of $            per share, after deducting the underwriting discount of $            and estimated offering expenses of $            , will be approximately $             million if Sentient elects to purchase all the Private Placement Shares, and approximately $             million if Sentient does not elect to purchase any such shares.(3)

We expect to use the net proceeds from this Offering and the proposed Private Placement to Sentient (i) to continue exploration drilling, underground drifting, and related technical engineering and project assessment at our El Quevar project, (ii) to fund exploration of our portfolio of exploration properties through mid 2011, and (iii) for working capital requirements or other general corporate purposes. See "Use of Proceeds" in this prospectus supplement.

Market for our common stock:	Our common stock is traded on the NYSE Amex under the symbol "AUMN" and on the TSX under the symbol "AUM."
Risk factors:

An investment in our common stock is subject to a number of risks. You should carefully consider the information under the heading "Risk Factors" and "Cautionary Note Regarding Forward-Looking Statements" and all other information included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein before deciding to invest in our common stock.

(1)
Includes 351,750 shares of restricted common stock outstanding under our 2009 Equity Incentive Plan. Does not include 46,555 shares of common stock reserved for issuance under the 2009 Equity Incentive Plan in exchange for restricted stock units issued to our non-employee directors under the terms of our Non-Employee Directors Deferred Compensation and Equity Award Plan.

(2)
If the over-allotment option is exercised in full,            shares of common stock will be outstanding assuming Sentient elects to purchase all of the Private Placement Shares, and            shares of common stock will be outstanding assuming Sentient does not elect to purchase any such shares.

(3)
If the over-allotment option is exercised in full, we estimate that our net proceeds from this Offering would be approximately $             million assuming Sentient elects to purchase all of the Private Placement Shares, and $             million assuming Sentient does not elect to purchase any such shares.

RISK FACTORS

        A purchase of our common stock involves a high degree of risk. You should carefully consider the risks described below, as well as the other information contained in this prospectus before making a decision to invest in our common stock.

 Risks related to our business

We expect to incur operating losses at least through 2011 and our profitability in the foreseeable future depends entirely on the success of the El Quevar project, which has not been shown to contain proven or probable mineral reserves.

        We have a history of losses and we expect that we will continue to incur operating losses unless and until such time as our El Quevar project in Argentina or another of our exploration properties enters into commercial production and generates sufficient revenue to fund continuing operations. We are focused primarily on the advancement of El Quevar.

        Neither the El Quevar project, nor any of our other properties, has been shown to contain proven or probable mineral reserves and expenditures made in the exploration of our properties may not result in discoveries of commercially recoverable quantities of ore. Most exploration projects do not result in the discovery of commercially mineable deposits of ore and we cannot assure you that any mineral deposit we identify will qualify as an ore body that can be legally and economically exploited or that any particular level of recovery of silver from discovered mineralization will in fact be realized.

        Micon International Limited ("Micon") completed a technical report on the Yaxtché deposit of our El Quevar property, which indicates the presence of "mineralized material." See "The Company—Recent Developments." Mineralization figures based on estimates made by geologists are inherently imprecise and depend on geological interpretation and statistical inferences drawn from drilling and sampling that may prove to be unreliable or inaccurate. We cannot assure you that these estimates will be accurate or that proven and probable mineral reserves will be identified at El Quevar or any of our other properties. Even if we establish the presence of reserves at a project, the economic viability of the project may not justify exploitation. We plan to spend significant amounts, including most of the proceeds of this Offering, on the advancement of El Quevar prior to establishing the economic viability of the project in a technical report compliant with National Instrument 43-101—Standards of Disclosure for Mineral Projects, of the Canadian Securities Administrators ("NI 43-101"). See "Use of Proceeds." There can be no assurance that such expenditures will demonstrate the economic viability of the project.

        Estimates of reserves, mineral deposits and production costs can also be affected by such factors as governmental regulations and requirements, fluctuations in metals prices or costs of essential materials or supplies, weather, environmental factors, unforeseen technical difficulties, unusual or unexpected geological formations and work interruptions. In addition, the grade of ore ultimately mined may differ from that indicated by drilling results, sampling, feasibility studies or technical reports. Short term factors relating to reserves, such as the need for orderly development of ore bodies or the processing of new or different grades, may also have an adverse effect on mining operations and on the results of operations. Silver or other minerals recovered in small scale laboratory tests may not be duplicated in large scale tests under on-site production conditions.

We have no current source of revenues and will continue to require substantial external financing to pay our operating and general and administrative expenses, continue the advancement of the El Quevar project and fund our exploration activities.

        Since our incorporation in March 2009, our revenues have consisted primarily of the management fees paid to us under the Management Services Agreement dated March 24, 2009 with Sumitomo

Corporation ("Sumitomo") under which we managed the San Cristóbal mine in Bolivia for Sumitomo. Effective June 30, 2010, the Management Services Agreement was terminated. We do not currently anticipate that we will seek or obtain other mine management services agreements in the future, and thus do not expect to receive future revenue from the performance of mine management services.

        Unless and until we commence production at the El Quevar project or acquire a producing mine, we will be required to continue to raise funds from external sources in order to pay our operating and general and administrative expenses, advance the El Quevar project, maintain our exploration properties and continue our exploration activities. If the El Quevar project proceeds to development and construction, we anticipate that we will need to raise additional capital during 2011. The size and capital cost for a possible mine and processing facilities at El Quevar have not been determined and would depend, among other things, on the results of our ongoing drilling programs to further define the extent of the Yaxtché deposit. If the deposit is larger than we originally anticipated, we expect that the mine and related facilities would be larger than originally anticipated with resulting increases in capital and other costs. The actual amount required would be based on the final results of the proposed feasibility study. We do not have a credit agreement in place and believe that securing credit for the development and construction of the El Quevar project may be difficult given our limited history and continuing volatility in global credit markets. We cannot assure you that we will be able to obtain the necessary financing for the El Quevar project on favorable terms or at all. Failure to obtain sufficient financing may also result in the delay or indefinite postponement of exploration activities at our other properties.

We depend on the services of key executives.

        Our business strategy is based on leveraging the experience and skill of our management team. We are dependent on the services of key executives, including Jeffrey Clevenger, Jerry Danni, Robert Blakestad and Robert Vogels. Due to our relatively small size, the loss of any of these persons or our inability to attract and retain additional highly skilled employees may have a material adverse effect on our business and our ability to manage and succeed in our exploration activities.

The exploration of mineral properties is highly speculative in nature, involves substantial expenditures and is frequently non-productive.

        Our future growth and profitability will depend, in large part, on our ability to identify and acquire additional mineral rights, and on the costs and results of our continued exploration programs. Competition for attractive mineral exploration properties is intense. Our strategy is to seek to identify reserves through a broad program of exploration. Mineral exploration is highly speculative in nature and is frequently non-productive. Substantial expenditures are required to:

  •
  establish mineral reserves through drilling and metallurgical and other testing techniques;

  •
  determine metal content and metallurgical recovery processes to extract metal from the ore;

  •
  determine the feasibility of mine development and production; and

  •
  construct, renovate or expand mining and processing facilities.

        If we discover ore, it usually takes several years from the initial phases of exploration until production is possible. During this time, the economic feasibility of a project may change because of increased costs, lower metal prices or other factors. As a result of these uncertainties, we may not successfully acquire additional mineral rights, or our exploration programs may not result in proven and probable reserves at all or in sufficient quantities to justify developing any of our exploration properties.

        The decisions about future development of projects will be based primarily on feasibility studies, which derive estimates of reserves, operating costs and project economic returns. Estimates of economic returns are based, in part, on assumptions about future metal prices and estimates of average cash operating costs based upon, among other things:

  •
  anticipated tonnage, grades and metallurgical characteristics of ore to be mined and processed;

  •
  anticipated recovery rates of silver and other metals from the ore;

  •
  cash operating costs of comparable facilities and equipment; and

  •
  anticipated climatic conditions.

        Actual cash operating costs, production and economic returns may differ significantly from those anticipated by our studies and estimates.

Our long-term cash flow and profitability will be affected by changes in the prices of silver and other metals.

        Our ability to establish reserves and develop any of our exploration properties—and our profitability and long-term viability—depend, in large part, on the market price of silver, zinc, lead, gold, copper and other metals. The market prices for these metals are volatile and are affected by numerous factors beyond our control, including:

  •
  global or regional consumption patterns;

  •
  supply of, and demand for, silver, zinc, lead, gold, copper and other metals;

  •
  speculative activities and producer hedging activities;

  •
  expectations for inflation; and

  •
  political and economic conditions.

        Future weakness in the global economy could increase volatility in metals prices or depress prices, which could in turn make it uneconomical for us to continue our exploration activities. Volatility or sustained price declines may also adversely affect our ability to build our business.

If we are unable to obtain all of our required governmental permits or property rights, our operations could be negatively impacted.

        Our future operations, including exploration and any potential development activities, will require additional permits from various governmental authorities. Our operations are and will continue to be governed by laws and regulations governing prospecting, development, mining, production, exports, taxes, labor standards, occupational health, waste disposal, toxic substances, land use, environmental protection, mine safety, mining royalties and other matters. We may also be required to obtain certain property rights to access or use our properties. Obtaining or renewing licenses and permits, and acquiring property rights, can be complex and time-consuming processes. We cannot assure you that we will be able to acquire all required licenses, permits or property rights on reasonable terms or in a timely manner, or at all, that such terms will not be adversely changed, that required extensions will be granted, or that the issuance of such licenses, permits or property rights will not be challenged by third parties. Delays in obtaining or a failure to obtain any licenses, permits or property rights or any required extensions, challenges to the issuance of our licenses, permits or property rights, whether successful or unsuccessful, changes to the terms of our licenses, permits or property rights, or a failure to comply with the terms of any such licenses, permits or property rights that we have obtained, could have a material adverse effect on our business by delaying or preventing or making continued operations economically unfeasible.

Lack of infrastructure could forestall or prevent further exploration and development.

        Exploration activities, as well as any development activities, depend on adequate infrastructure. Reliable roads, bridges, power sources and water supply are important factors that affect capital and operating costs and the feasibility and economic viability of a project, or unanticipated or higher than expected costs and unusual or infrequent weather phenomena, or government or other interference in the maintenance or provision of such infrastructure could adversely affect our operations, financial condition and results of operations.

Our exploration activities are in countries with developing economies and are subject to the risks of political and economic instability associated with these countries.

        We currently conduct exploration activities almost exclusively in Latin American countries with developing economies, including Argentina, Chile, Mexico and Peru. These countries and other emerging markets in which we may conduct operations have from time to time experienced economic or political instability. We may be materially adversely affected by risks associated with conducting exploration activities in countries with developing economies, including:

  •
  political instability and violence;

  •
  war and civil disturbance;

  •
  acts of terrorism or other criminal activity;

  •
  expropriation or nationalization;

  •
  changing fiscal, royalty and tax regimes;

  •
  fluctuations in currency exchange rates;

  •
  high rates of inflation;

  •
  uncertain or changing legal requirements respecting the ownership and maintenance of mineral properties, mines and mining operations, and inconsistent or arbitrary application of such legal requirements;

  •
  underdeveloped industrial and economic infrastructure;

  •
  corruption; and

  •
  unenforceability of contractual rights.

        Changes in mining or investment policies or shifts in the prevailing political climate in any of the countries in which we conduct exploration activities could adversely affect our business.

Title to our mineral properties may be challenged.

        Our policy is to seek to confirm the validity of our rights to, title to, or contract rights with respect to, each mineral property in which we have a material interest. However, we cannot guarantee that title to our properties will not be challenged. Title insurance generally is not available for mineral properties, and our ability to ensure that we have obtained secure rights to individual mineral properties or mining concessions may be severely constrained. We have not conducted surveys of all of the exploration properties in which we hold direct or indirect interests and, therefore, the precise area and location of these exploration properties may be in doubt. Accordingly, our mineral properties may be subject to prior unregistered agreements, transfers or claims, and title may be affected by, among other things, undetected defects. In addition, we may be unable to operate our properties as permitted or to enforce our rights with respect to our properties, and the title to our mineral properties may also be impacted by state action.

        In some of the countries in which we operate, failure to comply with applicable laws and regulations relating to mineral right applications and tenure could result in loss, reduction or expropriation of entitlements, or the imposition of additional local or foreign parties as joint venture partners. Any such loss, reduction or imposition of partners could have a material adverse affect in our financial condition, results of operations and prospects.

We may lose rights to properties if we fail to meet payment requirements or development or production schedules.

        We derive the rights to some of our mineral properties from leaseholds or purchase option agreements that require the payment of option payments, rent or other installment fees or specified expenditures. For example, we acquired certain of our rights on the El Quevar property through option agreements, which require aggregate payments of approximately $2.2 million over the next two years. The El Quevar property is our most advanced exploration property, and the only property on which we have estimated mineralized material. If we fail to make these payments when they are due, our rights to the property may terminate.

        Some contracts with respect to our mineral properties require development or production schedules. If we are unable to meet any or all of the development or production schedules, we could lose all or a portion of our interests in such properties. Moreover, we are required in certain instances to make payments to governments in order to maintain our rights to our mineral properties. Because our ability to make some of these payments is likely to depend on our ability to obtain external financing, we may not have the funds to make these payments by the required dates.

Even if we are successful in bringing the El Quevar project into production, mining operations are hazardous, raise environmental concerns and raise insurance risks.

        Mining operations are by their nature subject to a variety of risks, such as cave-ins, pit-wall failures, flooding, rock bursts, fire, industrial accidents, failure of processing and mining equipment, environmental hazards, discharge of pollutants or hazardous chemicals, supply problems and delays, changes in the regulatory environment, encountering unusual or unexpected geological formations or other geological or grade problems, encountering unanticipated ground or water conditions, periodic interruptions due to inclement or hazardous weather conditions, and other acts of God or unfavorable operating conditions. These risks could result in delays to development or production, damage to or destruction of mineral properties or processing facilities, personal injury or death, loss of key employees, environmental damage, monetary losses and possible legal liability. Satisfying these liabilities may be very costly and could have a material adverse effect on our future cash flow, results of operations and financial condition. We may not be able to insure fully or at all against these risks, or we may decide not to take out insurance against such risks as a result of high premiums or for other reasons.

Our activities are subject to foreign environmental laws and regulations that may materially adversely affect our future operations.

        We conduct mineral exploration activities primarily in Argentina, Chile, Mexico and Peru. These countries have laws and regulations that control the exploration and mining of mineral properties and their effects on the environment, including air and water quality, mine reclamation, waste handling and disposal, the protection of different species of flora and fauna and the preservation of lands. These laws and regulations will require us to acquire permits and other authorizations for certain activities. In many countries, there is relatively new comprehensive environmental legislation, and the permitting and authorization process may not be established or predictable. We may not be able to acquire necessary permits or authorizations on a timely basis, if at all. Delays in acquiring any permit or authorization could increase the cost of our projects and could delay the commencement of production.

        Environmental legislation in many countries is evolving in a manner that will likely require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors and employees. We cannot predict what environmental legislation or regulations will be enacted or adopted in the future or how future laws and regulations will be administered or interpreted. For example, in September 2010, the Argentine National Congress passed legislation which prohibits mining activity in glacial and surrounding areas. Although we do not currently anticipate that this legislation will impact the El Quevar project, the legislation provides an example of the evolving environmental legislation in the areas in which we operate. Compliance with more stringent laws and regulations, as well as potentially more vigorous enforcement policies or regulatory agencies or stricter interpretation of existing laws, may (i) necessitate significant capital outlays, (ii) cause us to delay, terminate or otherwise change our intended activities with respect to one or more projects, or (iii) materially adversely affect our future exploration activities.

        Many of our exploration properties are located in historic mining districts where prior owners may have caused environmental damage that may not be known to us or to the regulators. In most cases, we have not sought complete environmental analyses of our mineral properties and have not conducted comprehensive reviews of the environmental laws and regulations in every jurisdiction in which we own or control mineral properties. To the extent we are subject to environmental requirements or liabilities, the cost of compliance with these requirements and satisfaction of these liabilities could have a material adverse effect on our financial condition and results of operations. If we are unable to fully fund the cost of remediation of any environmental condition, we may be required to suspend activities or enter into interim compliance measures pending completion of the required remediation.

We compete against larger and more experienced companies.

        The mining industry is intensely competitive. Many large mining companies are primarily producers of precious or base metals and may become interested in the types of deposits on which we are focused, which include silver and other precious metals deposits or polymetallic deposits containing significant quantities of base metals, including zinc, lead, copper and gold. Many of these companies have greater financial resources, operational experience and technical capabilities than we do. We may encounter increasing competition from other mining companies in our efforts to acquire mineral properties and hire experienced mining professionals. Increased competition in our business could adversely affect our ability to attract necessary capital funding, acquire suitable producing properties or prospects for mineral exploration in the future or maintain and develop our mine services business.

Our principal stockholder will be able to exert significant influence over matters submitted to stockholders for approval, which could delay or prevent a change in corporate control or result in the entrenchment of management or the board of directors, possibly conflicting with the interests of our other stockholders.

        Sentient owns approximately 19.6% of our issued and outstanding shares of common stock prior to this Offering (excluding restricted shares held by our employees) and, if Sentient purchases all of the Private Placement Shares, is expected to own 19.9% of our common stock (excluding restricted shares held by our employees) following the Offering. In addition, Sentient currently has the right to have an observer attend our board of directors meetings, and one of our directors, Mr. Hume, is a former principal of Sentient. After March 2011, Sentient will have the right to nominate a director for election by our shareholders. Because of Sentient's major shareholding, Sentient could exert significant influence in determining the outcome of corporate actions requiring stockholder approval. This could have the effect of delaying or preventing a change in control or entrenching our management or the board of directors, which could conflict with the interests of our other stockholders and, consequently, could adversely affect the market price of our common stock.

 Risks related to our common stock

The market price for our common stock may be particularly volatile given our small and thinly traded public float and limited operating history.

        Our common stock is listed on the TSX and NYSE Amex. The market for our common stock has been relatively illiquid and characterized by significant price volatility when compared to more seasoned issuers. We expect that our stock price could continue to be more volatile than that of a seasoned issuer for the indefinite future. The potential volatility in our stock price may be attributable to a number of factors. For example, as noted above, our common stock is thinly traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of stock by our stockholders may disproportionately influence the price of that stock either upward or downward. The price for our shares could, for example, decline precipitously in the event that a large number of shares of our common stock is sold in the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price. In addition, we may be viewed as a speculative investment due to our limited operating history as Golden Minerals Company and our status as a successor to a corporation recently emerged from bankruptcy. As a consequence of this enhanced risk, more risk averse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares in the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer. Many of these factors will be beyond our control and may decrease the market price of our common stock, regardless of our operating performance.

        We cannot make any predictions or projections as to what the prevailing market price for our common stock will be at any time, including as to whether our common stock will sustain market prices at or near the offering price, or as to what effect the sale of shares or the availability of common stock for sale at any time will have on the prevailing market price.

        In addition, the market price of our common stock could be subject to wide fluctuations in response to:

  •
  results of our drilling activities and proposed feasibility study at the El Quevar project;

  •
  results of our drilling activities at exploration properties other than El Quevar;

  •
  quarterly variations in our revenues, if any, and operating expenses;

  •
  volatility in metal prices;

  •
  the operating and stock price performance of other companies that investors may deem comparable to us;

  •
  political developments in the foreign countries in which our properties, or properties for which we perform services, are located; and

  •
  news reports relating to trends in our industry or general economic conditions.

        Stock markets have experienced volatility that often has been unrelated to the operating performance of such companies. These broad market and industry fluctuations may adversely affect the price of our stock, regardless of our operating performance.

If we or our existing stockholders sell additional shares of our common stock after this Offering, the market price of our common stock could decline significantly.

        The market price of our common stock could decline as a result of sales of a large number of shares of common stock in the market after this Offering, or the perception that such sales could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate or necessary. After the completion of this Offering, we will have            shares of common stock outstanding if Sentient elects to purchase all of the Private Placement Shares, and            shares of common stock outstanding if Sentient does not elect to purchase any such shares. This number includes            shares being sold in this Offering, which may be resold immediately in the public market. Most of our outstanding shares will not be subject to any restriction on immediate resale in the public market.

        In addition, following the expiration of 90 days following the date of this prospectus supplement, we may sell shares of our common stock. We anticipate that we will need to obtain additional financing during 2011 in order to fund the advancement of the El Quevar project and may elect to sell additional shares. Sales of a substantial number of additional shares, or the perception that such sales may occur, could cause the market price of our common stock to decline significantly.

We do not anticipate paying a dividend in the foreseeable future.

        We anticipate that we will not pay cash dividends on our common stock in the foreseeable future. Moreover, our Amended and Restated Certificate of Incorporation and Bylaws prohibit payment of dividends (in a single distribution or series of distributions) in excess of $1.5 million until on or after March 24, 2011.

We have a large number of authorized but unissued shares of our common stock which may lead to the dilution of our common stock.

        We have a large number of authorized but unissued shares of common stock, which our management may issue without further stockholder approval, thereby causing dilution of your holdings of our common stock. Our management will continue to have broad discretion to issue shares of our common stock in a range of transactions, including capital-raising transactions, mergers, acquisitions and in other transactions, without obtaining stockholder approval, unless required by applicable law or stock exchange rules. If our management determines to issue shares of our common stock from the large pool of authorized but unissued shares for any purpose in the future, your ownership position may be diluted without your further ability to vote on that transaction.

USE OF PROCEEDS

        We estimate that the net proceeds we will receive from this Offering will be approximately $            million, based on the public offering price of $            per share, after deducting the underwriting discount and our estimated offering expenses of $            million. If the over-allotment option is exercised in full, we expect the net proceeds to increase by approximately $            million.

        Sentient has indicated to us that it intends to purchase all of the Private Placement Shares concurrent with the Offering. However, we do not currently have a binding commitment from Sentient to purchase any shares. If Sentient does purchase all of the Private Placement Shares, we estimate that the net proceeds we will receive from Sentient will be approximately $             million, based on the public offering price of $            per share, after deducting the placement agency commission. If the over-allotment option is exercised in full and Sentient purchases sufficient Private Placement Shares to increase its ownership percentage to 19.9%, we expect the net proceeds received from Sentient to increase by approximately $             million, after deducting the placement agency commission.

        Total net proceeds from the Offering and the Private Placement would be approximately $             million or approximately $             million if the over-allotment option is exercised in full and Sentient purchases all the Private Placement Shares.

        We intend to use the net proceeds from this Offering as follows:

  •
  Approximately $30.0 million to fund the continuation of exploration drilling, underground drifting, and related technical engineering and project assessment at our El Quevar project through mid 2011, in order to further define the extent of the resource before completing a feasibility study. We anticipate the funds will be used through mid 2011 as follows:

  •
  Approximately $8.0 million for the continued construction of the underground drift and related infrastructure at the Yaxtché deposit from which underground exploration drilling, metallurgical testing, and other technical assessments are conducted;

  •
  Approximately $7.0 million for exploration drilling, including underground exploration drilling;

  •
  Approximately $5.0 million for construction of additional infrastructure and other surface facilities to support mining and feasibility study activities;

  •
  Approximately $4.0 million for project management, feasibility study work, engineering and metallurgical studies, and land payments;

  •
  Approximately $3.0 million for commencement of construction of a second underground access or a second drift from the current underground access and related facilities, including equipment, to conduct further underground exploration, metallurgical testing, and other technical assessments on targets near the Yaxtché deposit; and

  •
  Approximately $3.0 million for value added tax and other taxes.

  •
  Approximately $6.5 million to fund exploration of our portfolio of exploration properties through mid 2011, including:

  •
  Approximately $1.5 million to continue the drilling program on the Pánuco and San Pedro de Hercules targets on our Zacatecas project in Mexico;

  •
  Approximately $1.5 million to continue the drilling program at our Matehuapil target in Mexico;

  •
  Approximately $1.5 to continue the drilling program at our La Pinta target in Mexico; and

  •
  Approximately $2.0 million to fund drilling programs at selected targets in Argentina and Peru.

  •
  Working capital requirements and other general corporate purposes.

        If Sentient elects to purchase the Private Placement Shares, we intend to use those proceeds to fund exploration drilling and development costs at the El Quevar project in order to continue to define the extent of the resource before completing a feasibility study.

        The actual amount that we spend in connection with the intended use of proceeds may vary significantly from the amounts specified above, and will depend on a number of factors, including the results of our continued exploration activities in defining the El Quevar deposit and those described in the "Risk Factors" section of this prospectus supplement. As described above, we currently plan to spend approximately $30 million of the proceeds of this Offering on the advancement of El Quevar, prior to establishing the economic viability of the project in a feasibility study. There can be no assurance that these expenditures will demonstrate the economic viability of the project. Depending on the opportunities, economic conditions and the results of the activities described above at El Quevar and our other exploration properties, we may use a portion of the proceeds to invest in acquisitions of other exploration, development or producing properties.

        The $30.0 million identified above for construction of the underground drift and related infrastructure, exploration drilling and related technical engineering and project assessment includes the recommended work program ($2.5 million) shown in the August 2010 technical report prepared by Micon. The remaining amounts are based on internal technical analyses and budgets prepared under the direction of Robert Blakestad, our Senior Vice President, Exploration, and a Qualified Person as defined in NI 43-101, and are not formally recommended in a technical report compliant with NI 43-101.

        Until such time as the net proceeds of the Offering are used as described above, we intend to invest the net proceeds primarily in short-term, investment-grade, interest-bearing securities. In the event our net proceeds from the Offering, together with any amounts received from Sentient, are not sufficient to fund the use of proceeds described above, we intend to decrease planned spending on our exploration properties and, if necessary, postpone certain expenditures associated with development of the El Quevar project.

 CAPITALIZATION

        The following table summarizes our cash and cash equivalents and our consolidated capitalization as of June 30, 2010:

  (1)
  on an actual basis;

  (2)
  on an as adjusted basis to give effect to the sale of            shares of common stock in this Offering by us based on the offering price of $            per share, after deducting the underwriting discount and estimated offering expenses payable by us; and

  (3)
  on an as adjusted basis to give effect to (i) the matters described in paragraph (2) above, and (ii) the sale of            shares of common stock in a Private Placement to Sentient concurrent with this Offering based on the price of $            per share, after deducting the placement agency commission. Sentient has indicated to us that it intends to purchase all of the Private Placement Shares. However, we do not currently have a binding commitment from Sentient to purchase any shares.

        You should read this table together with the section of this prospectus supplement titled "Use of Proceeds," as well as our financial statements and related notes included in our filings under the Exchange Act, incorporated herein by reference. See "Documents Incorporated By Reference" in this prospectus supplement. The table below assumes that there has been no exercise, in whole or in part, of the Underwriters' option to purchase additional shares of our common stock in this Offering.

	June 30, 2010
	(1) Actual	(2) As Adjusted		(3) As Adjusted
	(in thousands, except share amounts)
Cash and cash equivalents	$33,764	$		$

Total debt	—		—		—
Stockholders' equity
Common stock, $0.01 par value, 50,000,000 shares authorized; 9,271,286 shares issued and outstanding (actual), shares issued and outstanding (as adjusted column (2)), shares issued and outstanding (as adjusted column (3))	$93	$		$
Additional paid-in capital	$80,225	$		$
Accumulated deficit	$(30,945)	$		$
Accumulated other comprehensive income (loss)	$(61)	$		$

Total stockholders' equity	$49,312	$		$

Total capitalization	$49,312	$		$

The table above includes 351,750 shares of restricted common stock issued under our 2009 Equity Incentive Plan and outstanding as of June 30, 2010. The table does not include 46,555 shares of common stock reserved for issuance under the 2009 Equity Incentive Plan in exchange for restricted stock units issued to our non-employee directors under the terms of our Non-Employee Directors Deferred Compensation and Equity Award Plan as of June 30, 2010.

 PRICE RANGE OF SHARES OF COMMON STOCK

        Our common stock is traded on the NYSE Amex under the symbol "AUMN" and on the Toronto Stock Exchange under the symbol "AUM." As of October 5, 2010, 9,271,286 shares of common stock were outstanding, and we had approximately 31 shareholders of record. On October 5, 2010, being the day prior to the public announcement of the Offering, the closing price per share for our common stock as reported by NYSE Amex was $21.67 and as reported by the Toronto Stock Exchange was Cdn$21.84 ($21.48 as converted into U.S. dollars).

        The following table sets forth, for the periods indicated, the reported high and low market closing prices per share of our common stock traded on the respective exchanges.

	NYSE Amex*			Toronto Stock Exchange†
	High	Low	Volume Traded (shares)	High	Low	Volume Traded (shares)
2009
July	N/A	N/A	N/A	$3.05	$3.03	5,000
August	N/A	N/A	N/A	4.82	3.49	21,190
September	N/A	N/A	N/A	6.87	3.34	145,720
October	N/A	N/A	N/A	7.66	5.66	60,012
November	N/A	N/A	N/A	7.22	5.46	18,485
December	N/A	N/A	N/A	10.72	6.53	86,759
2010
January	N/A	N/A	N/A	15.24	10.08	172,094
February	N/A	N/A	N/A	11.50	8.14	52,682
March	$8.40	$7.66	774,237	9.84	7.72	132,896
April	8.45	7.72	858,022	8.24	7.59	384,348
May	9.60	7.55	822,526	9.53	7.71	305,247
June	8.99	7.01	591,570	9.00	7.50	179,995
July	8.05	6.83	510,338	8.16	7.23	119,472
August	7.90	7.05	313,981	8.11	7.26	87,650
September	16.15	7.38	2,303,988	16.23	7.66	854,968
October‡	23.68	17.05	2,577,549	23.71	17.11	499,577

*
Since March 19, 2010, the date of the first reported transaction in our common stock on the NYSE Amex.

†
Since July 16, 2009, the date of the first reported transaction in our common stock on the Toronto Stock Exchange. All Canadian share prices were converted to U.S. dollars based on an exchange rate of Cdn$1.00 equals $0.9835, as reported by the Bank of Canada, as of October 5, 2010.

‡
Through October 5, 2010.

THE COMPANY

Overview

        We are a mineral exploration company with a diversified portfolio of precious metals and other mineral exploration properties located in or near the traditional precious metals producing regions of Mexico and South America. Our management team is comprised of experienced mining professionals with over 125 years of combined experience in mineral exploration, mine construction and development, and mine operations. Our principal offices are located in Golden, Colorado at 350 Indiana Street, Suite 800, Golden, CO 80401 and our registered office is the Corporation Trust Company, 1209 Orange Street, Wilmington, DE 19801. We also maintain exploration offices in Argentina, Mexico, Peru and Chile. We were incorporated in Delaware under the Delaware General Corporation Law in March 2009 and are the successor to Apex Silver Mines Limited ("Apex Silver") for purposes of reporting under the Exchange Act.

        We are currently focused on the advancement of our 100% controlled El Quevar silver project in northwestern Argentina, and are engaged in additional drilling, metallurgical analysis and other advanced exploration work at El Quevar. In addition to El Quevar, we own and control a portfolio of approximately 30 exploration properties located primarily in Mexico and South America.

        Our activities in Argentina related to the El Quevar project are conducted through our indirect, wholly-owned subsidiary Silex Argentina S.A., an Argentinean sociedad anónima, which is wholly-owned by Silex Spain, S.L., a Spanish sociedad limitada. Silex Argentina S.A. owns or has options to purchase the concessions comprising our El Quevar project. Silex Spain, S.L. is wholly-owned by ASM Services S.a r.l., a Luxembourg société à responsabilité limitée, which in turn is wholly-owned by us. Our mining concessions in Mexico are held by our indirect, wholly-owned subsidiaries Minera Largo S. de R.L. de C.V. and Minera de Cordilleras S. de R.L. de C.V., each a Mexican sociedad de responsabilidad limitada de capital variable, which are in turn held and operated by Compañia Minerales de Zacatecas S. de R.L. de C.V., a Mexican sociedad de responsabilidad limitada de capital variable. Compañia Minerales de Zacatecas S. de R.L. de C.V. is wholly-owned by Apex Mexico Holdings, S.L., a Spanish sociedad limitada, which is wholly-owned by ASM Services S.a r.l.

Recent Developments

El Quevar

        At our 100% controlled El Quevar silver project, located in the Salta province of Argentina, we continue to focus on defining the extent of the Yaxtché deposit and conducting feasibility work. Having determined that additional drilling is warranted to further define the extent of the resource, we have decided to delay completion of the feasibility study originally scheduled to be completed in the fourth quarter of 2010.

        Previous drilling established that mineralization extends under a post mineral cover on the western extension of the Yaxtché zone. Drilling is now under way on the west side of the post mineral cover in order to test the potential Western extension of the Yaxtché deposit. Furthermore, additional drilling has resulted in some high grade intercepts to the east of the central Yaxtché deposit where limited drilling had previously occurred. If the mineralized zone is established both on the west side of the post mineral cover and to the east of the central deposit, the current 2.4 kilometer strike length of the Yaxtché deposit could be extended.

        Utilizing data from 168 drill holes, Micon completed updated technical reports for the El Quevar project in August 2010, in accordance with the requirements of the SEC's Guide 7 and Canadian NI 43-101. The August 2010 technical report conducted in accordance with the SEC's Guide 7 indicates that there are an estimated 902,000 tonnes of mineralized material at an average silver grade of approximately 310 grams per tonne, based on a silver cut-off grade of 100 grams per tonne.

        "Mineralized material" as used in this prospectus, although permissible under SEC Industry Guide 7, does not indicate "reserves" by SEC standards. We cannot be certain that any part of the Yaxtché deposit will ever be confirmed or converted into SEC Industry Guide 7 compliant "reserves." You are cautioned not to assume that all or any part of the mineralized material will ever be confirmed or converted into reserves or that mineralized material can be economically or legally extracted.

Zacatecas

        In our 100% controlled Zacatecas silver and base metals project in Mexico we have identified five separate target areas on which we are currently conducting exploration activities. Results from the initial drill program at the Pánuco target located in the northern part of the Zacatecas project indicated significant intercepts of high grade silver mineralization with gold values in epithermal veins. Drilling on the San Pedro de Hercules and El Cristo targets began in May 2010.

Termination of Mine Management Services Agreement

        Effective June 30, 2010, the Management Services Agreement under which we managed the San Cristóbal mine in Bolivia for Sumitomo Corporation was terminated. We do not currently anticipate that we will seek or obtain other mine management services agreements in the future, and thus do not expect to receive future revenue from the performance of mine management services.

El Quevar

Location and Access

        Our El Quevar silver project is located near Nevado Peak in the San Antonio de los Cobres municipality, Salta province, in the Altiplano region of northwestern Argentina. The project is approximately 300 kilometers by road northwest of the city of Salta, the capital city of the province, with altitudes on the concessions ranging from 3,800 to 6,130 meters above sea level. The climate of the area is high mountain desert with some precipitation in summer (as snow) and little snow in winter.

Title and Ownership Rights

        The El Quevar project is comprised of 27 concessions, including 23 exploitation concessions and four exploration concessions. In total, the El Quevar project encompasses approximately 63,000 hectares. The area of most of our exploration activities at El Quevar is within the concessions that are owned or controlled by Silex Argentina S.A., our indirect wholly-owned subsidiary. Three of the concessions near the primary Yaxtché target are subject to options to purchase from the existing third-party concession owners. One option agreement covers the El Quevar II concession and one-half of the Castor concession, and another option agreement covers the Nevado I concession. Our remaining payments on the El Quevar II/Castor and Nevado I option agreements total $1,100,000 and $1,050,000, respectively. Assuming funding is available and the results of our additional drilling and planned feasibility work are promising, we intend to make all remaining option payments by June 22, 2012.

        In addition, under the terms of the option agreements, we are required to pay a 1% net smelter return royalty on the value of all metals extracted from the El Quevar II or Nevado I concessions and one-half of the minerals extracted from the Castor concession. We are also required to pay a 3% royalty to the Salta province based on the mine mouth value of minerals. To maintain all of the El Quevar concessions, we make yearly aggregate rental payments to the Argentine government of approximately $27,000.

        The surface rights at El Quevar are controlled by the Salta Province. There are no private properties within the concession area. To date, no issues involving surface rights have impacted the project.

Geology and Mineralization

        The geology of the El Quevar project is characterized by silver-rich veins and disseminations in Tertiary volcanic rocks that are part of an eroded stratovolcano. Silver mineralization at El Quevar is hosted within a broad, generally east-west-trending structural zone and occurs as a series of north-dipping parallel sheeted vein zones, breccias and mineralized faults situated within an envelope of pervasively silicified brecciated volcanic rocks and intrusive breccias. There are at least three sub-parallel structures that extend for an aggregate length of approximately 12 kilometers. Several volcanic domes (small intrusive bodies) have been identified and mineralization is also found in breccias associated with these domes, especially where they are intersected by the structures. The silver mineralization at the Yaxtché zone is of epithermal origin. The cross-cutting nature of the mineralization, the assemblage of sulfide and alteration minerals, and the presence of open spaces with euhedral minerals, all point to an origin at shallow to moderate depths (a few hundred meters below surface) from hydrothermal solutions.

        The Yaxtché deposit is one of 11 targets currently identified at the El Quevar project. As of mid September 2010, we have completed approximately 49,600 meters of diamond drilling in 242 drill holes. Of these holes, 182 were drilled to test the main Yaxtché zone for potential mineralization, with about 64% of the holes intersecting significant silver mineralization. Our work indicates that the Yaxtché central zone is at least 650 meters in strike length, with other drilling results to the east and west indicating a total length of more than 2,400 meters, and between 40 to 150 meters in width. Our drilling further indicates that the silver mineralization is continuous laterally and to depths of 250 to 350 meters below surface in the main area.

Underground Exploration and Feasibility Study

        As discussed above, under the heading "Recent Developments," we are currently conducting additional drilling to better define the resource and constructing an underground drift to obtain further information on the continuity of mineralization, and ultimately to support feasibility work for the El Quevar project. Work to date indicates that underground mining of the Yaxtché deposit should be more economically feasible than open pit mining methods. We believe that underground investigation will provide us with more accurate and conservative data than relying solely on drilling results. Moreover, costs spent on underground workings would not be duplicated if the project were to proceed to development and production, as we are building the underground drift to be sufficient in both size and quality to permit its use in connection with development and production. Having determined that additional drilling is warranted to further define the extent of the resource, we have decided to delay completion of the feasibility study originally scheduled to be completed in the fourth quarter of 2010.

Environmental Liability and Permitting

        We have obtained all necessary permits for our current exploration activities at the El Quevar project. In order to construct the underground drift and related workings as described above, we obtained a permit from the Mining Secretary of the Salta Province, Argentina in January 2010. If the El Quevar project proceeds to development and construction, we will be required to obtain numerous additional permits from national, provincial and municipal authorities in Argentina. We have selected an environmental contractor, have completed the environmental baseline studies and have initiated the environmental impact assessment process required to support the permits necessary for construction and operations. While we are not aware of any significant obstacle to obtaining the required permits, we have not yet formally begun to seek the necessary approvals.

Certain Laws Affecting Mining in Argentina

        The Republic of Argentina is a federal republic located in South America and bordered by Chile, Bolivia, Paraguay, Brazil and Uruguay. The federal government coexists with the governments of 23 provinces and one autonomous city, Buenos Aires. Each province regulates its own administrative, legislative and judicial structure, complying with the republican system of government and the division of powers.

        According to Argentine law, mineral resources are subject to regulation in the provinces where the resources are located. Each province has the authority to grant exploration permits and exploitation concession rights to applicants. The Federal Congress has enacted the National Mining Code and other substantive mining legislation, which is applicable throughout Argentina, however each province has the authority to regulate the procedural aspects of the National Mining Code and to organize the enforcement authority within its own territory.

        In the province of Salta, where the El Quevar project is located, all concessions are granted by a judge in the Salta Mining Court. The types of mineral concessions relevant to the El Quevar project are exploration concessions and exploitation concessions. Exploration concessions are granted for up to 1,100 days depending on the size of the concession. The size of an exploration concession must be reduced periodically unless the owner applies to the Salta Mining Court to convert it, or at least part of it, to an exploitation concession. Exploration concessions are subject to a yearly payment, which is fixed each year by the federal government. For 2009, we paid a total of approximately $28,500 to maintain our El Quevar exploration concessions, and we expect our total payments in 2010 to be approximately $27,000. An exploration plan must be filed for each exploration concession along with an environmental report that must be approved by the provincial mining authority. Additional environmental reports are required on a bi-annual basis while the exploration concession is valid. Upon expiration of the exploration concession, all data and documentation from the activities carried out on the concession must be filed with the provincial mining authority.

        Exploitation concessions may be granted if any mineral discovery is made either by the concessionaire or authorized third parties. Exploitation concessions are also subject to a yearly de minimis payment fixed by the National Ministry of Economy. An exploitation concession may be maintained indefinitely by timely payment of annual fees, capital investment, and continuity of work program (exploration, infrastructure, or mining). In addition to the annual payment of maintenance fees, metals mines in the Salta Province are subject to a mine mouth royalty of 3% of metals extracted.

        Our activities in Argentina are also subject to both federal and provincial environmental laws and regulations. We currently expect the impact of such laws and regulations on El Quevar to be minimal. New legislation passed by Argentina's federal legislature intended to protect the country's glaciers could potentially affect the mining industry in Argentina. In order to offset the effect of the new legislation, many provincial legislative bodies, including those in the province of Salta, have passed or have indicated that they expect to pass their own glacier-related legislation. Neither the federal nor the provincial legislation is currently expected affect the El Quevar project.

Taxes in Argentina

        Argentina has a federal income tax rate of 35%, and the income tax law allows for a five year carryforward of net operating losses. Argentina has several taxes in addition to income tax. The more significant taxes under the general tax system include (i) a Value Added Tax ("VAT") charged at an average rate of 21% for the majority of goods and services provided in Argentina, as well as for imports into Argentina, unless specifically exempted, and which is refunded through exports or other procedures; (ii) an import duty for goods and services entering the country, unless specifically exempted due to the mining investment legislation or free trade agreements; (iii) a provincial gross receipts tax of 1% applied to non-exported sales transactions in addition to VAT; (iv) a minimum presumed tax equivalent to 1% of the total asset value of an entity; (v) a wealth tax of 0.5% of the equity value of an entity; (vi) a bank tax of 0.6% of each debit and credit transaction and (vii) a stamp tax of 1% applied over the gross value of executed agreements. For the metals extraction business, there is a 5% royalty on the mine mouth value of the mineral extracted for those companies not inscribed under the Argentina Mining Investment Law (described below). Also, for exported minerals, Argentina imposes an export tax of 5% for silver doré and 10% for silver concentrates.

        The tax laws applicable to exploration, prospecting, development, and mining extraction, as set forth in the Argentina Mining Investment Law, as well as other legislation provide for significant benefits to the general tax system for those companies inscribed under this law and which meet certain conditions. These benefits include: (i) fiscal stability; (ii) double deductions for certain exploration costs; (iii) voluntary accelerated depreciation; (iv) import duty exemptions; (v) an exemption from the minimum presumed tax, the provincial gross receipts tax and the stamp tax described in the previous paragraph; (vi) a decrease from 5% to 3% on the royalty on minerals extracted; and (vii) a partial refund of the export tax on doré and concentrate. A fiscal stability agreement with the federal government can be obtained with a term of 30 years from the date a project's economic feasibility is presented to the government along with the corresponding application. During the 30 year term, in general, a party to such an agreement with the federal government will not suffer a change in its total effective tax rate. New taxes or increases/decreases in tax rates could occur while keeping the effective tax unchanged. Assuming the project's economic feasibility is demonstrated, we expect to be able to obtain a fiscal stability agreement and be eligible for the other benefits described above. However, a fiscal stability agreement does not limit changes in VAT, contributions to the social security system, provincial mining royalty or indirect taxes, and it does not prevent the government from extending rules passed for a specified term or exempt the government from eliminating tax exemptions that have a scheduled date of expiration. Also, VAT paid on the import and purchase of goods and services used to carry out exploration activities that remains as a credit for greater than 12 years may be refunded so long as the company remains an exploration company and does not initiate production). Argentina also allows for the exemption from import duties when importing capital goods and special equipments or components, spare parts of said goods, or leased goods used to carry out mining and exploration activity defined by the Mining Department.

        As mentioned in the preceding paragraph, the Argentina Mining Investment Law provides a double deduction on certain mining related costs. If we begin production at El Quevar, activities such as prospecting, exploration, special studies of mineralogy, metallurgy, feasibility and pilot plant studies may be offset 100% against taxable profits, and such costs may also be depreciated for tax purposes. In addition, we may benefit from tax depreciation on an accelerated basis on investments in infrastructure, machinery, equipment and vehicles used in developing production capacity or carrying out new mining projects.

Other Exploration Properties

        In addition to El Quevar, we own and control a portfolio of approximately 30 exploration properties located primarily in South America and Mexico. We expect to spend approximately $6.5 million of the net proceeds from this Offering and concurrent private placement to advance our portfolio of exploration projects through mid 2011.

        Our 100% controlled Zacatecas silver and base metals project in Mexico is in an intermediate stage of exploration. In 2006, we began systematic reconnaissance work on all concessions that we controlled.

  •
  On the basis of our previous work in the Zacatecas region, we identified the Pánuco, Muleros, El Cristo, San Manuel-San Gil and San Pedro de Hercules areas of interest. In these areas, we performed more detailed mapping work, as well as trenching and detailed sampling, and in the

    Muleros area, we completed a two-stage diamond drilling program of 37 holes totaling approximately 6,800 meters. We have also completed first stage drilling programs at the Pánuco target, which is located in the northeastern part of the Zacatecas district about 10 kilometers east of the Muleros area, and at the San Pedro de Hercules and El Cristo targets, located in the southern and central part of the district. We have spent approximately $1.0 million during the current year on exploration and property acquisition in the Zacatecas district.

  •
  The Matehuapil project is located in northeastern Zacatecas state in central Mexico. The project currently includes two concessions totaling approximately 12,000 hectares, and we have a joint venture agreement with Almaden Minerals Ltd. ("Almaden") under which we may earn a 60% interest in the properties by making certain payments to Almaden and conducting work programs over a six year period. We have applied for additional property in the area that will be owned solely by us. We commenced an initial drill test of 10 to 15 holes totaling 3,000 meters at a cost of $500,000 in the third quarter of 2010. If the results from this program are encouraging, we intend to conduct additional drilling and analytical work to advance the project.

  •
  The La Pinta property is located in northeastern Zacatecas state in central Mexico about 25 kilometers southwest of Concepcíon del Oro and 13 kilometers south of Goldcorp's Peñasquito mine. The project includes 10 concessions totaling 35,300 hectares that we own outright and one 40 hectare concession that we hold and control under an option to purchase a 100% interest that requires that we pay a total of $35,000 over a two year period ending in September 2011. We are currently conducting an initial drill test of 10 to 15 holes expected to total approximately 3,000 meters at a cost of approximately $500,000 that commenced in the third quarter of 2010. If the results of this program are encouraging, we intend to follow up the initial program with additional drilling and related work.

OUR MANAGEMENT TEAM

        We are led by a team of mining professionals with extensive experience in exploration, project development, construction and operations in North and South America, Indonesia, Australia and Russia. Our management team has over 125 years of combined experience in exploration, development and operation of mines. Members of our management team have held senior positions at various large diversified mining companies including Cyprus Amax Minerals Company, Phelps Dodge Corporation, Homestake Mining Company and Kinross Gold Corporation.

  •
  Jeffrey G. Clevenger, Chairman of the Board of Directors; President and Chief Executive Officer

    Mr. Clevenger has more than 35 years of mining industry experience, primarily at executive officer and senior management levels with Apex Silver, Cyprus Amax Minerals Company and Phelps Dodge Corporation. In addition to leading the team that developed the San Cristóbal mine, he served as Chief Operating Officer and President of Cyprus Amax's integrated copper and molybdenum subsidiary, which produced annually approximately one billion pounds of copper and approximately 60 million pounds of molybdenum. Mr. Clevenger led the effort that resulted in Cyprus Amax being awarded the first tenders in the privatization processes of Peru and Chile, acquiring the Cerro Verde copper mine in Peru and the El Abra copper reserve in Chile. He led the modernization and expansion of Cerro Verde and the $1.0 billion construction of the El Abra mine and solvent extraction/electrowinning circuit. Prior to joining Cyprus Amax in 1992, Mr. Clevenger held various technical, management and executive positions at Phelps Dodge Corporation, including President and General Manager of Phelps Dodge Morenci.

  •
  Robert B. Blakestad, Senior Vice President, Exploration and Chief Geologist

    Mr. Blakestad has more than 35 years of international mineral exploration experience, primarily at executive and senior management levels at Apex Silver, Cyprus Amax Minerals Company and Homestake Mining Company and with experience in North and South America, Australia and New Zealand. Mr. Blakestad directed the exploration programs at Cyprus Amax that discovered the Brocks Creek gold mine and four new orebodies at the Selwyn (Starra) copper-gold mine, both in Australia. At Homestake, he directed exploration efforts resulting in discovery and resource definition of several new deposits, including the Hycroft gold and silver mine in Nevada and the Macreas gold mine in New Zealand. As President and Chief Executive Officer of International Taurus Resources Inc., he built a portfolio of exploration and development properties to include more than 2.5 million ounces in gold resources.

  •
  Jerry W. Danni, Executive Vice President

    Mr. Danni has more than 30 years of domestic and international managerial and operations experience in the mining industry. At Kinross Gold Corporation, he was responsible for corporate direction and oversight of all corporate governance, governmental affairs and environmental, health and safety management systems and processes for all operations worldwide, including Porcupine/Hoyle Pond in Ontario, Fort Knox in Alaska, Round Mountain in Nevada, Refugio in Chile, Kubaka in Russia, Paracatu and Crixas in Brazil and Blanket in Zimbabwe. At Kinross he also directed the Reclamation and Operations Business Unit with 10 projects in active reclamation and closure. He directed all aspects of a comprehensive environmental management system at the copper and molybdenum subsidiary of Cyprus Amax Minerals Company, including directing environmental studies and permitting of the El Abra Mine in Chile and the Cerro Verde Mine in Peru. He also directed governmental relations and environmental study programs for two exploration and development projects, Kansanshi in Zambia and Frieda River in Papua New Guinea. At Lac Minerals and Homestake Mining Company, he was responsible for governmental affairs and direction of environmental management systems and processes for their respective global mining activities.

  •
  Robert P. Vogels, Senior Vice President and Chief Financial Officer

    Mr. Vogels has more than 25 years of finance and accounting experience in the mining industry. As corporate controller of Apex Silver, he oversaw implementation of finance and accounting systems for the development, construction and operation of San Cristóbal. He served as project controller for one and a half years for the Goro nickel project in New Caledonia, overseeing the expenditure of over $1.0 billion in connection with the development and construction of the project. Mr. Vogels acted as lead financial analyst and later as site controller for five years for Cyprus Amax's El Abra copper mine in Chile.

 PRINCIPAL STOCKHOLDERS

        The following table shows the amount of our common stock beneficially owned as of October 5, 2010, and as adjusted to reflect the            shares of our common stock offered hereby and the            shares that may be purchased by Sentient concurrent with the Offering by those who were known by us to beneficially own more than 5% of our common stock, by our directors and executive officers individually, and by our directors and all of our executive officers as a group. A person is a "beneficial owner" of a security if that person has or shares voting or investment power over the security or if he has the right to acquire beneficial ownership within 60 days. Unless otherwise noted, these persons, to our knowledge, have sole voting and investment power over the shares of common stock listed. Percentage computations are based on 9,271,286 shares of our common stock outstanding as of October 5, 2010. As of October 5, 2010, there were 31 holders of record of our common stock.

			Shares of Common Stock Acquired Concurrent with the Offering(8)	Beneficial Ownership Immediately after the Consummation of this Offering(8)(9)
	Beneficial Ownership as of October , 2010
Directors, Executive Officers and 5% Stockholders of Golden Minerals(1)	Number	Percentage		Number	Percent
Sentient Global Resources Fund III, L.P./ SGRF III Parallel I, L.P.(2)	1,749,759	18.87%				%
Gilder, Gagnon, Howe & Co. LLC(3)	1,683,568	18.15%	—	1,683,568		%
Trishield Partners LLC(4)	605,167	6.52%	—	605,167		%
Jeffrey G. Clevenger(5)(6)	183,437	1.98%	—	183,437		%
W. Durand Eppler(7)	18,000	*	—	18,000	*
Ian Masterton-Hume(7)	10,000	*	—	10,000	*
Kevin R. Morano(7)	10,000	*	—	10,000	*
Terry M. Palmer(7)	10,000	*	—	10,000	*
David Watkins(7)	15,600	*	—	15,600	*
Robert B. Blakestad(5)	48,539	*	—	48,539	*
Jerry W. Danni(5)	47,113	*	—	47,113	*
Deborah J. Friedman(5)	31,000	*	—	31,000	*
Robert P. Vogels(5)	43,039	*	—	43,039	*
Directors and Executive Officers as a group (10 persons)	416,728	4.49%	—	416,728		%

*
The percentage of shares of common stock beneficially owned is less than 1%.

(1)
The address of these persons, unless otherwise noted, is c/o Golden Minerals Company, 350 Indiana Street, Suite 800, Golden, CO 80401.

(2)
This information is based on a Schedule 13D/A filed on April 1, 2010 by Sentient Global Resources Fund III, L.P. ("Fund III"), SGRF III, Parallel I, LP ("Parallel I"), and Sentient Executive GP III, Limited ("Sentient Executive"). Fund III beneficially owns 1,591,187 shares of our common stock and Parallel I beneficially owns 158,572 shares of our common stock. Sentient Executive is the general partner of the general partner of Fund III and Parallel I and makes the investment decisions for those entities. Fund III and Parallel I are both Cayman Islands limited partnerships. The sole general partner of each is Sentient GP III, LP, which is a Cayman Islands limited partnership ("GP III"). The sole general partner of GP III is Sentient Executive, which is a Cayman Islands exempted company. Peter Cassidy, Greg Link and Susanne Sesselman are the directors of Sentient Executive. The address of the principal offices of Fund III, Parallel I, GP III and Sentient Executive is: Landmark Square, 1st Floor, 64 Earth Close, West Bay Beach South, P.O. Box 10795, George Town, Grand Cayman KY1-1007, Cayman Islands.

(3)
This information is based on a Schedule 13F-HR filed on August 16, 2010 by Gilder, Gagnon, Howe & Co. LLC ("Gilder"). Gilder beneficially owns 1,683,568 shares of our common stock. As of April 12, 2010, when Gilder filed a Schedule 13G with respect to its ownership interest in Golden Minerals, approximately 88% of the shares beneficially owned by Gilder were held in customer accounts over which partners and/or employees of Gilder had discretionary authority to dispose of or direct the disposition of the shares, approximately 11% were held in accounts owned by the partners of Gilder and their families, and approximately 1% were held in the account of the profit-sharing plan of Gilder. As of April 12, 2010, Gilder had sole or shared power to vote or direct the vote only with respect to the 1% (or 16,595 shares) held by Gilder's profit-sharing plan. The address of the principal offices of Gilder is 1775 Broadway, 26th Floor, New York, NY 10019.

(4)
This information is based on Schedule 13G filed on March 25, 2010 by Mr. Alan Jeffrey Buick Jr., Trishield Partners LLC ("Trishield Partners"), Trishield Capital Management LLC ("Trishield Capital") and Trishield Distressed Securities Fund LLC ("Trishield Fund"). The address of the principal office of each of Mr. Buick, Trishield Partners, Trishield Capital and Trishield Fund is 230 Park Avenue, 10th Floor, New York, NY 10169. Mr. Buick is a citizen of the United States and the managing member of each of Trishield Partners and Trishield Capital. Trishield Partners is the managing member of Trishield Fund. Trishield Capital is the investment manager of Trishield Fund. Trishield Fund purchases, holds and sells securities and other investment products. Trishield Partners, Trishield Capital and Trishield Fund are each organized under the laws of Delaware. Mr. Buick, Trishield Partners, Trishield Capital and Trishield Fund entered into a Joint Filing Agreement, dated as of June 22, 2009 and have a shared voting and dispositive power over the 605,167 shares.

(5)
Amounts shown include restricted shares of common stock issued pursuant to our 2009 Equity Incentive Plan. At October 5, 2010, the following individuals held restricted shares of common stock that will not vest within 60 days after October 5, 2010: 122,500 for Mr. Clevenger, 32,000 shares for Mr. Blakestad, 35,000 shares for Mr. Danni, 21,500 for Ms. Friedman and 32,000 for Mr. Vogels.

(6)
Amount shown includes 3,200 shares of common stock owned by Mr. Clevenger's spouse for which he disclaims beneficial ownership.

(7)
Amount includes 5,000 vested restricted stock units issued to each non-employee director under the terms of the Deferred Compensation Plan in 2009, but excludes 4,311 restricted stock units issued to each non-employee director under the terms of the Deferred Compensation Plan on May 27, 2010, which will vest on May 27, 2011, to be issued at any date thereafter on which the recipient ceases to be a member of the Board.

(8)
Assumes (i) that the Underwriters' over-allotment option is not exercised, (ii) that Sentient purchases all of the Private Placement Shares, (iii) that there are            shares of common stock outstanding after the Offering, and (iv) non-participation in the Offering by all directors, executive officers and 5% stockholders.

(9)
All of our directors and officers and Sentient have entered into lock-up agreements that restrict them from selling shares of our common stock until ninety (90) days from the date of this prospectus supplement. There are no escrow arrangements with any of our stockholders.

 DESCRIPTION OF COMMON STOCK

        The following information describes our common stock and provisions of our Amended and Restated Certificate of Incorporation and Bylaws. This description is only a summary. You should also refer to our Amended and Restated Certificate of Incorporation and Bylaws that have been filed with the SEC.

Authorized Capital

        Our authorized capital stock consists of:

  •
  50,000,000 shares of common stock, par value $0.01 per share; and

  •
  10,000,000 shares of preferred stock, par value $0.01 per share.

        As of October 5, 2010, we have 9,271,286 shares of common stock issued and outstanding, including 351,750 shares of restricted stock outstanding under our 2009 Equity Incentive Plan, and have not issued any shares of preferred stock.

Common Stock

        Upon the completion of the Offering and concurrent Private Placement with Sentient, we expect there will be            shares of common stock issued and outstanding (            shares if the Underwriters' over-allotment option is exercised in full and Sentient purchases all the Private Placement Shares), including 351,750 shares of restricted stock outstanding under our 2009 Equity Incentive Plan.

Voting Rights

        Each holder of our common stock is entitled to one vote per share. Subject to the rights of the holders of any preferred stock that we may issue, all voting rights are vested in the holders of shares of our common stock. Holders of shares of common stock will have noncumulative voting rights, which means that the holders of more than 50% of the shares voting for the election of directors will be able to elect 100% of the directors, and the holders of the remaining shares voting for the election of directors will not be able to elect any directors.

Dividends

        Holders of our common stock will be entitled to receive dividends when, as and if declared by our board, out of funds legally available for their payment, subject to the rights of holders of any preferred stock that we may issue. Under the terms of our Amended and Restated Certificate of Incorporation and Bylaws, for a one-year period beginning on March 24, 2010, we are not permitted to declare or pay any dividend in respect of our common stock if, after giving effect to such dividend, the aggregate amount of dividends so declared and paid would exceed $1.5 million.

Rights upon Liquidation

        In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of our common stock will be entitled to share equally in any of our assets available for distribution after the payment in full of all debts and distributions and after the holders of outstanding preferred stock, if any, have received their liquidation preferences in full.

No Preemptive or Similar Rights

        Under Delaware law, a stockholder is not entitled to preemptive rights to subscribe for additional issuances of common stock or any other class or series of common stock or any security convertible into such stock in proportion to the shares that are owned unless there is a provision to the contrary in the certificate of incorporation. Our Amended and Restated Certificate of Incorporation does not provide its stockholders with any preemptive or similar rights.

Registration Rights

        We have agreed to register with the SEC the resale of the 400,000 shares of common stock issued to Hochschild in January 2010 and the shares which may be issued upon exercise of the warrants held by Hochschild. We are required to file one registration statement with the SEC upon demand by Hochschild at any time after May 31, 2010. Our obligation will cease on January 7, 2013.

        We are not currently subject to any other contractual agreement or other obligation to register the resale of shares of our capital stock with the SEC or any other regulatory authority.

Pre-Emptive Rights

        Pursuant to the purchase agreement we entered into with Hochschild, Hochschild has the right, until January 7, 2012, to participate on a pro rata basis in public offerings or private placements for cash by us in order to permit Hochschild to maintain up to an 11% equity interest, on the same terms and conditions offered to others in such equity offerings or sales. Hochschild will not be exercising its pre-emptive right in connection with the Offering.

Transfer Agent and Registrar

        The transfer agent and registrar for the common stock is Olympia Trust Company, Toronto, Ontario.

Listing

        Our common stock is traded on the NYSE Amex under the symbol "AUMN" and on the TSX under the symbol "AUM." The listing of our common stock on the NYSE Amex and the TSX is subject to fulfillment of all of the listing requirements of the NYSE Amex and Toronto Stock Exchange, respectively.

UNDERWRITING

        We have entered into an underwriting agreement, dated                    , 2010, with the Underwriters named below with respect to the shares of common stock being offered. Canaccord Genuity Inc. is acting as sole book-running manager and representative of the Underwriters in the United States and Canaccord Genuity Corp., an affiliate of Canaccord Genuity Inc., is acting as sole book-running manager and representative of the Underwriters in Canada. Subject to the terms and conditions of the underwriting agreement, each Underwriter has severally agreed to purchase from us the following number of shares of common stock at the public offering price, less the underwriting discount on the cover page of this prospectus. The shares are to be taken up by the Underwriters, if at all, on or before a date not later than 42 days after the date of receipt for this prospectus.

Underwriters	Number of Shares
Canaccord Genuity Inc.
Total

        This Offering is being made concurrently in the U.S. and in Canada in the Provinces of Ontario, British Columbia, and Alberta. We may also make offers on a private placement basis in other jurisdictions where permitted under applicable law. The common stock will be offered in the United States and in Canada through the Underwriters, either directly or through their respective registered broker-dealer affiliates.

        The Underwriters have agreed to purchase all of the shares of common stock sold under the underwriting agreement if any of the shares of common stock are purchased, other than shares of common stock covered by the over-allotment option described below. The underwriting agreement provides that the Underwriters' obligation to purchase shares of common stock depends on the satisfaction of the conditions contained in the underwriting agreement, including:

  •
  the representations and warranties made by us to the Underwriters are true;

  •
  there is no adverse material change in our business; and

  •
  we deliver customary closing documents to the Underwriters.

        Additionally, the obligations of the Underwriters under the underwriting agreement may be terminated at the discretion of the Underwriters, upon the occurrence of certain stated events. The Underwriters are, however, obligated to purchase all of the securities if any of the securities are purchased under the underwriting agreement. We have agreed to indemnify each Underwriter, its affiliates, and its members, partners, directors, officers, employees, agents and representatives against certain liabilities and expenses, related to the Offering, including liabilities under the Securities Act and Canadian securities laws. We have also agreed to contribute to payments each Underwriter may be required to make in respect of such liabilities.

        We have granted the Underwriters an over-allotment option exercisable for a period of 5 days from the date of closing of the Offering to purchase a total of up to             shares of common stock being offered hereby, at the public offering price less the underwriting discount on the cover of this prospectus. The Underwriters may exercise this over-allotment option solely to cover any over-allotments, if any, made in connection with this Offering and for market stabilization purposes. To the extent the Underwriters exercise this over-allotment option in whole or in part, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares of common stock approximately proportionate to that Underwriter's initial commitment amount reflected in the above table. If the over-allotment option is exercised in full, the total public offering price, underwriting discount and proceeds, before expenses (as set out on the cover page of this prospectus supplement) to us will be, $            , $            and $            , respectively.

        The Underwriters have advised us that they propose initially to offer the shares of common stock to the public at the public offering price on the cover page of this prospectus and to dealers at that price less a concession not in excess of $            per share. The Underwriters may allow, and the dealers may re-allow, a discount not in excess of $             per share to other dealers. If all of the shares of common stock cannot be sold at the public offering price, the offering price and other selling terms may be changed. In the event that the shares of common stock are sold at a price that is below the public offering price set out on the cover page of this prospectus supplement, the compensation realized by the Underwriters will be decreased by the amount that the aggregate price paid by purchasers for the shares of common stock is less than the gross proceeds paid by the Underwriters to us.

        The following table shows the per share and total underwriting discount to be paid to the Underwriters by us. The information assumes either no exercise or full exercise by the Underwriters of the over-allotment option to purchase additional shares.

	Without Option	With Option
Per Share	$	$
Total	$	$

        We and our officers and directors, as well as Sentient, have agreed that, subject to certain exceptions, for a period of 90 days from the date of this prospectus supplement, we and they will not, without the prior written consent of the Underwriters, directly or indirectly, offer, sell, agree to offer or sell, solicit offers to purchase, grant any call option or purchase any put option with respect to, pledge, borrow or otherwise dispose of any shares of common stock or any securities convertible into or exchangeable for shares of common stock, and will not establish or increase any "put equivalent position" or liquidate or decrease any "call equivalent position" with respect to any shares of common stock or any securities convertible into or exchangeable for shares of common stock (in each case within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder), or otherwise enter into any swap, derivative or other transaction or arrangement that transfers to another, in whole or in part, any economic consequence of ownership of any of shares of common stock or any securities convertible into or exchangeable for shares of common stock.

        We expect delivery of the shares of common stock will be made against payment therefor on or about the closing date specified on the cover page of this prospectus supplement, which is the fifth business day following the date of this prospectus supplement (such settlement being referred to as "T+5"). Under Rule 15(c)6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the shares of common stock on the date of this prospectus supplement or during the next succeeding business day will be required, by virtue of the fact that the shares of common stock initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisers.

        In connection with the Offering, the Underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by an Underwriter of a greater number of shares than it is required to purchase in the Offering. "Covered" short sales are sales made in an amount not greater than the over-allotment option to purchase additional shares of common stock from us in the Offering. The Underwriters may close out any covered short position by either exercising the over-allotment option to purchase additional shares of common stock or purchasing shares of common stock in the open market. In determining the source of shares of common stock to close out the covered short position, the Underwriter will consider, among other things, the price of shares of common stock available for purchase in the open market as compared to the price at which it may purchase additional shares of common stock pursuant to the over-allotment option granted to it. "Naked" short sales are any sales in excess of such over-allotment option. The Underwriter must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the Underwriter is concerned that there may be downward pressure on the price of shares of common stock in the open market after pricing that could adversely affect investors who purchase in the Offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the Underwriter in the open market prior to the completion of the Offering.

        Purchases to cover a short position and stabilizing transactions, as well as other purchases by the Underwriters for their own accounts, may have the effect of preventing or delaying a decline in the market price of our shares of common stock, and may stabilize, maintain or otherwise affect the market price of our shares of common stock. As a result, the price of our shares of common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the NYSE Amex, the TSX or in the over-the-counter market or otherwise.

        This prospectus supplement may, subject to compliance with applicable laws, be made available on Internet sites or through other online services maintained by one or more of the Underwriters of this Offering, or by their affiliates. Other than any prospectus made available in electronic format in this manner, the information on any website containing this prospectus supplement is not part of this prospectus supplement or the accompanying prospectus, and such information has not been approved or endorsed by us or any Underwriter in such capacity and should not be relied on by prospective investors.

        We estimate that our share of the total expenses of the Offering, excluding the underwriting discount, and assuming no exercise of the over-allotment option, will be approximately $             million, which includes the actual and accountable reimbursable expenses to be paid to the Underwriters.

        The Underwriters will also receive a placement agency commission of 1% in connection with any purchase by Sentient of the Private Placement Shares, if any, prior to or upon completion of the Offering made as a private placement in Canada and outside the United States pursuant to Regulation S under the Securities Act. If the over-allotment option is exercised in full, and Sentient purchases all of the Private Placement Shares, we expect the aggregate placement agency commission paid to the Underwriters will be approximately $            .

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

        The following is a summary of the material United States federal income tax consequences to non-U.S. holders (defined below) of the ownership and disposition of the shares of common stock purchased in the Offering.

        As used herein, "non-U.S. holders" are beneficial owners of the shares of our common stock purchased in the Offering, other than entities or arrangements treated as partnerships for U.S. federal income tax purposes ("Partnerships"), that are not U.S. holders. "U.S. holders" are beneficial owners of the shares of our common stock that are, for United States federal income tax purposes, (1) citizens or individual residents of the United States, (2) corporations created or organized in, or under the laws of, the United States, any state thereof or the District of Columbia, (3) estates, the income of which is subject to United States federal income taxation regardless of its source, or (4) trusts if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or

(B) an election is in effect under applicable United States Treasury regulations to be treated as a U.S. person.

        If a Partnership is a beneficial owner of the shares of our common stock purchased in the Offering, the treatment of a partner in the Partnership will generally depend upon the status of the partner and upon the activities of the Partnership. Partnerships and partners in such Partnerships should consult their own tax advisors about the United States federal income tax consequences of owning and disposing of shares of our common stock.

        This summary does not describe all of the tax consequences that may be relevant to a non-U.S. holder in light of its particular circumstances. For example, it does not deal with special classes of non-U.S. holders, such as banks, thrifts, real estate investment trusts, regulated investment companies, passive foreign investment companies, insurance companies, dealers in securities or currencies, or tax-exempt investors. This summary is limited to holders that hold our shares of common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code") (generally, property held for investment purposes). It does not discuss the tax consequences of the ownership and disposition of shares of our common stock purchased in the Offering and held as part of a hedge, straddle, conversion, "synthetic security" or other integrated transaction. This summary also does not address the tax consequences to (i) persons that have a functional currency other than the U.S. dollar, (ii) certain U.S. expatriates or (iii) stockholders or beneficiaries of a holder of such shares of common stock. Further, it does not include any description of any alternative minimum tax consequences, estate tax consequences, or the tax laws of any state or local government or of any foreign government that may be applicable to such shares of common stock. This summary is based on the Code, the United States Treasury regulations promulgated thereunder, the U.S.-Canada tax treaty as in effect on the date of the Offering, and administrative and judicial decisions, all as in effect on the date hereof, all of which are subject to change or differing interpretations, possibly on a retroactive basis. There can be no assurance that the Internal Revenue Service will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the Internal Revenue Service with respect to the United States federal income tax consequences of the ownership and disposition of such shares of common stock.

        YOU SHOULD CONSULT WITH YOUR OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN INCOME, FRANCHISE, PERSONAL PROPERTY, ESTATE, GIFT, TRANSFER AND ANY OTHER TAX CONSEQUENCES (INCLUDING ANY ASSOCIATED REPORTING REQUIREMENTS) OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF SHARES OF OUR COMMON STOCK, INCLUDING THE EFFECT OF ANY TREATIES ON THE FOREGOING OR OTHERWISE.

  Our Common Stock

        The rules governing United States federal income taxation of the ownership and disposition by a non-U.S. holder of shares of our common stock are complex and no attempt is made herein to provide more than a summary of such rules.

  Distributions

        If distributions are paid on shares of our common stock, the distributions will constitute dividends for United States federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. To the extent a distribution with respect to your shares of our common stock exceeds our current and accumulated earnings and profits, it will constitute a return of capital that is applied against and reduces, but not below zero, the adjusted tax basis of your shares of our common stock. Any remainder will constitute gain from the sale or exchange of the shares of our common stock, the treatment of which is described below under the section entitled "—Sale or Exchange of Shares of Common Stock." Dividends paid to a non-U.S. holder generally will be subject to withholding of United States federal income tax at the rate of 30%, or such lower rate as may be specified by an applicable income tax treaty. U.S. withholding tax on dividends paid to an individual non-U.S. Holder who is resident of Canada for purposes of the U.S.-Canada income tax treaty is generally reduced to 15% pursuant to the U.S.-Canada tax treaty. If a dividend is effectively connected with the non-U.S. holder's conduct of a trade or business in the United States (and, if an applicable tax treaty requires, is also attributable to a United States permanent establishment maintained by such non-U.S. holder), the dividend will not be subject to any withholding tax, provided certain certification requirements are satisfied (as described below). Instead, such dividends will be subject to United States federal income tax imposed on net income on the same basis that applies to U.S. persons generally. A corporate non-U.S. holder under certain circumstances also may be subject to an additional branch profits tax equal to 30%, or such lower rate as may be specified by an applicable income tax treaty, on a portion of its effectively connected earnings and profits for the taxable year.

        Non-U.S. holders should consult their own tax advisors regarding the potential applicability of any income tax treaty in their particular circumstances.

        To claim the benefit of a tax treaty or to claim exemption from withholding on the ground that income is effectively connected with the conduct of a trade or business in the United States, a non-U.S. holder must provide a properly executed form, generally on Internal Revenue Service Form W-8BEN for treaty benefits or Form W-8ECI for effectively connected income, or such successor forms as the Internal Revenue Service designates, prior to the payment of dividends. These forms must be periodically updated. Non-U.S. holders generally may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the Internal Revenue Service.

  Sale or Exchange of Shares of Common Stock

        A non-U.S. holder generally will not be subject to United States federal income tax and, in certain cases, withholding tax on the sale, exchange or other disposition of shares of our common stock purchased in the Offering unless (1) the gain is effectively connected with a United States trade or business of the non-U.S. holder (and, if an applicable tax treaty requires, is also attributable to a United States permanent establishment maintained by such non-U.S. holder), (2) in the case of a non-U.S. holder who is an individual, such holder is present in the United States for a period or periods aggregating 183 or more days (as calculated for United States federal income tax purposes) during the taxable year of the disposition, and certain other conditions are satisfied, or (3) we are or have been a "U.S. real property holding corporation," or "USRPHC," as defined for United States federal income tax purposes. Generally, a U.S. corporation is a USRPHC if the fair market value of its "U.S. real property interests" equals or exceeds 50% of the fair market value of its real property and trade or business assets. We believe that we currently are not a USRPHC, although there can be no assurance that we will not become a USRPHC in future years. Even if we are or become a USRPHC, so long as our common stock is regularly traded on an established securities market, under applicable United States Treasury regulations, a non-U.S. holder generally will not be subject to United States federal income tax on any gain realized on the sale, exchange or other disposition of shares of our common stock unless the non-U.S. Holder has owned, directly or by attribution, more than 5% of our common stock during the shorter of the five-year period preceding the disposition or the non-U.S. Holder's holding period for the shares of our common stock (a "greater than 5% stockholder").

        If a gain realized by a non-U.S. holder is described in clause (1), or if the non-U.S. holder is a greater than 5% stockholder and we were a USRPHC (as described in clause (3) above) at any time during the relevant period, such holder generally will be taxed on the net gain derived from a sale in the same manner as U.S. persons generally. In addition, if we were a USRPHC during the relevant period, a non-U.S. holder that is a greater than 5% shareholder may be subject to a 10% withholding tax applied to the gross proceeds received. Any amount withheld as discussed above may be applied as a credit against the non-U.S. holder's United States federal income tax liability. If an individual non-U.S. holder is described in clause (2) above, such individual generally will be subject to a flat 30% tax on the gain derived from a sale, which may be offset by certain United States capital losses (even though such individual is not considered a resident of the United States). In addition, if gain realized by a corporate non-U.S. holder is described in (1) above, such corporate non-U.S. holder may be subject to an additional branch profits tax on such effectively connected income at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty).

        Non-U.S. holders should consult their own tax advisors regarding the potential applicability of any income tax treaty in their particular circumstances.

  Information Reporting and Backup Withholding Tax

        Information reporting and backup withholding (currently at a 28% rate for 2010 and a 31% rate for later years) may apply to dividends paid with respect to our common stock and to proceeds from the sale, exchange or other disposition of our common stock. In certain circumstances, non-U.S. holders may avoid information reporting and backup withholding if they certify under penalties of perjury as to their status as non-U.S. holders or otherwise establish an exemption and certain other requirements are met. Non-U.S. holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

        Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules from a payment to a non-U.S. holder generally may be refunded or credited against the non-U.S. holder's United States federal income tax liability, if any, provided that an appropriate claim is timely filed with the Internal Revenue Service.

        THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A NON-U.S. HOLDER'S PARTICULAR SITUATION. NON-U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO ALL TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS, AND THE POSSIBLE EFFECTS OF ANY CHANGES THEREIN.

INTEREST OF NAMED EXPERTS AND COUNSEL

        Deborah Friedman devotes approximately half her time to serve as our Senior Vice President, General Counsel and Corporate Secretary and approximately half her time to her legal practice at Davis Graham & Stubbs LLP, the firm which has rendered an opinion regarding the legality of the issuance of the shares of common stock offered in this prospectus supplement. We pay a monthly flat fee of $13,333 to the firm for approximately one-half of her time which is devoted to us and pay her customary hourly rate to the firm for any time spent by Ms. Friedman in excess of that threshold. From May 1, 2009 (when Ms. Friedman rejoined the firm as an active partner) through June 30, 2010, we have paid approximately $1.1 million to Davis Graham & Stubbs LLP for legal services rendered by various attorneys in the firm, including Ms. Friedman. We have been advised that this amount represented a de minimis amount of the firm's total revenue for that period. In addition, under our 2009 Equity Incentive Plan we have awarded to Ms. Friedman 29,000 shares of restricted common stock and options to purchase up to 10,000 shares of common stock at an exercise price of $8.00 per share.

 LEGAL MATTERS

        The validity of the shares of common stock offered by this prospectus and other matters with respect to United States law will be passed upon for us by Davis Graham & Stubbs LLP. Certain matters with respect to Canadian law will be passed upon by Fasken Martineau DuMoulin LLP on our behalf. Skadden, Arps, Slate, Meagher & Flom LLP is acting for the Underwriters in connection with this Offering. Certain matters with respect to Canadian law will be passed upon by Blake, Cassels & Graydon LLP on behalf of the Underwriters. As of the date hereof, the partners and associates of Fasken Martineau DuMoulin LLP, as a group, and Blake, Cassels & Graydon LLP, as a group, each own, directly or indirectly, less than 1% of our outstanding common stock.

EXPERTS

        The financial statements of Golden Minerals as of December 31, 2009 and for the 282 day period ended December 31, 2009 and of Apex Silver as of December 31, 2008, and for the 83 day period ended March 24, 2009, and for each of the two years in the period ended December 31, 2008, incorporated by reference in this prospectus supplement and the accompanying prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The estimates of our mineralized material and resources with respect to the El Quevar project included in this prospectus supplement or incorporated by reference in this prospectus supplement and the accompanying prospectus have been included in reliance upon the technical reports prepared by Micon, SRK Consulting (US), Inc. ("SRK") and Chlumsky, Armbrust and Meyer, LLC ("CAM"). Information of an economic, scientific or technical nature in respect of the El Quevar is included in this prospectus based upon the technical reports prepared by Micon, SRK and CAM. William J. Lewis and Alan J. San Martin participated on behalf of Micon in the preparation of its technical report. Leah Mach participated on behalf of SRK in the preparation of its technical report. Each of Fred Barnard and Robert Sandefur participated on behalf of CAM in the preparation of its technical report. Each of the foregoing individuals is a "qualified person" for purposes of NI 43-101. Micon, SRK, CAM and all of their respective employees who participated in the preparation of the technical reports are independent of us, within the meaning of NI 43-101.

        Micon, SRK and CAM, and their employees named above, held either less than one percent or no securities of Golden Minerals or of any associate or affiliate of Golden Minerals at or following the time when they prepared the technical reports and other scientific and technical information, and did not receive any securities of Golden Minerals or of any associate or affiliate of Golden Minerals in connection with the preparation of the technical report and other scientific and technical information. None of the aforementioned persons, nor any directors, officers or employees of such aforementioned firms, is currently expected to be elected, appointed or employed as a director, officer or employee of Golden Minerals or of any associate or affiliate of Golden Minerals.

DOCUMENTS INCORPORATED BY REFERENCE

        The SEC allows us to "incorporate by reference" information into this prospectus supplement and the accompanying prospectus, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered part of this prospectus supplement, and information filed with the SEC subsequent to this prospectus supplement and prior to the termination of the particular offering referred to in such prospectus supplement will automatically be deemed to update and supersede this information. We incorporate by reference into this prospectus supplement and the accompanying prospectus the documents listed below (excluding any portions of such documents that have been "furnished" but not "filed" for purposes of the Exchange Act):

  •
  Annual Report on Form 10-K for the fiscal year ended December 31, 2009;

  •
  Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2010 and Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2010;

  •
  Current Reports on Form 8-K filed on April 14, 2010, June 3, 2010, June 9, 2010 and October 6, 2010; and

  •
  The description of our common stock contained in our registration statement on Form 8-A filed February 5, 2010 with the SEC under 12(b) of the Exchange Act (File No. 001-13627), including any subsequent amendment or report filed for the purpose of updating such description.

        We also incorporate by reference all documents we subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing of the registration statement of which this prospectus supplement is a part (including prior to the effectiveness of the registration statement) and prior to the termination of the offering. Any statement in a document incorporated by reference in this prospectus supplement or the accompanying prospectus will be deemed to be modified or superseded to the extent a statement contained in this prospectus supplement or any other subsequently filed document that is incorporated by reference herein modifies or supersedes such statement.

        Unless specifically stated to the contrary, none of the information that we disclose under Items 2.02 or 7.01 or corresponding information furnished under Item 9.01 or included as an exhibit of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus supplement.

        We will provide without charge upon written or oral request, a copy of any or all of the documents which are incorporated by reference into this prospectus. Requests should be directed to:

  Golden Minerals Company
  350 Indiana Street, Suite 800
  Golden, Colorado 80401
  Attention: Executive Vice President
  Telephone: (303) 839-5060

        Except as provided above, no other information, including information on our internet site, is incorporated by reference in this prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

        This prospectus supplement and the accompanying prospectus do not contain all of the information included in the related registration statement on Form S-3. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. In addition, statements contained in this prospectus supplement and the accompanying prospectus about the provisions or contents of any agreement or other document are not necessarily complete. For further information, we refer you to the registration statement on Form S-3, including its exhibits. We file annual, quarterly and current reports, proxy statements and other information with the SEC. See "Where You Can Find More Information" in the accompanying prospectus for information on the documents we incorporate by reference in this prospectus supplement and the accompanying prospectus. Our SEC filings are available to the public at the SEC's website at http://www.sec.gov. You may also read and copy our Form S-3 registration statement and any reports, statements or other information that we file at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Our SEC filings are also available to the public from commercial document retrieval services. Information contained on our website should not be considered part of this prospectus.

        We also file reports, statements or other information with the Alberta, British Columbia, and Ontario Securities Commissions. Copies of these documents that are filed through the System for Electronic Document Analysis and Retrieval, or "SEDAR," of the Canadian Securities Administrators are available at its web site http://www.sedar.com.

GLOSSARY OF TECHNICAL TERMS

        "Base Metal" means a classification of metals usually considered to be of low value and higher chemical activity when compared with the precious metals (gold, silver, platinum, etc.). This nonspecific term generally refers to the high-volume, low-value metals copper, lead, tin, and zinc.

        "Breccia" means rock consisting of fragments, more or less angular, in a matrix of finer-grained material or of cementing material.

        "Claim" means a mining interest giving its holder the right to prospect, explore for and exploit minerals within a defined area.

        "Concentrates" means the clean product of ore or metal separated from its containing rock or earth by froth flotation or other methods of mineral separation.

        "Concession" means a grant or lease of a tract of land made by a government or other controlling authority in return for stipulated services or a promise that the land will be used for a specific purpose.

        "Deposit" means an informal term for an accumulation of mineral ores.

        "Feasibility Study" means an engineering study designed to define the technical, economic, and legal viability of a mining project with a high degree of reliability.

        "Grade" means the metal content of ore, usually expressed in troy ounces per ton (2,000 pounds) or in grams per ton or metric tons which contain 2,204.6 pounds or 1,000 kilograms. This report refers to ounces per ton.

        "Mineralization" means the concentration of metals within a body of rock.

        "Mining" means the process of extraction and beneficiation of mineral reserves to produce a marketable metal or mineral product. Exploration continues during the mining process and, in many cases, mineral reserves are expanded during the life of the mine operations as the exploration potential of the deposit is realized.

        "Net Smelter Return Royalty" means a defined percentage of the gross revenue from a resource extraction operation, less a proportionate share or transportation, insurance, and processing costs.

        "Open Pit" means a mine working or excavation open to the surface.

        "Ore" means material containing minerals that can be economically extracted.

        "Precious Metal" means any of several relatively scarce and valuable metals, such as gold, silver, and the platinum-group metals.

        "Probable Reserves" means reserves for which quantity and grade and/or quality are computed from information similar to that used for Proven Reserves, but the sites for inspection, sampling and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for Proven Reserves, is high enough to assume continuity between points of observation.

        "Proven Reserves" means reserves for which quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed sampling and the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of reserves are well-established.

        "Reclamation" means the process of returning land to another use after mining is completed.

        "Recovery" means that portion of the metal contained in the ore that is successfully extracted by processing, expressed as a percentage.

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        "Reserves" means that part of a mineral deposit that could be economically and legally extracted or produced at the time of reserve determination.

        "Sampling" means selecting a fractional, but representative, part of a mineral deposit for analysis.

        "Sulfide" means a compound of sulfur and some other element.

        "Tertiary" means the first period of the Cenozoic Era (after the Cretaceous of the Mesozoic Era and before the Quaternary), thought to have covered the span of time between 65 million years and 3 to 2 million years ago.

        "Vein" means a fissure, fault or crack in a rock filled by minerals that have traveled upwards from some deep source.

        "Waste" means rock lacking sufficient grade and/or other characteristics of ore.

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PROSPECTUS

$150,000,000
Senior Debt Securities
Subordinated Debt Securities
Common Stock
Preferred Stock
Warrants
Rights
Units
Depositary Shares

        Golden Minerals Company ("Golden Minerals," "we," "us," or "our") may offer and sell from time to time up to $150,000,000 million of our senior and subordinated debt securities, common stock, $0.01 par value, preferred stock, $0.01 par value, warrants to purchase any of the other securities that may be sold under this prospectus, rights to purchase common stock, preferred stock and/or senior or subordinated debt securities, depositary shares, units consisting of two or more of these classes or series of securities and securities that may be convertible or exchangeable to other securities covered hereby, in one or more transactions.

        We will provide specific terms of any offering in supplements to this prospectus. The securities may be offered separately or together in any combination and as separate series. You should read this prospectus and any supplement carefully before you invest.

        We may sell securities directly to you, through agents we select, or through underwriters or dealers we select. If we use agents, underwriters or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement. The net proceeds we expect to receive from these sales will be described in the prospectus supplement.

        Our common stock is listed on the NYSE Amex LLC ("Amex") under the symbol "AUMN". On July 19, 2010, the last reported sales price of our common stock on the Amex was $7.42 per share. Our common stock is also listed on the Toronto Stock Exchange ("TSX") under the symbol "AUM". The closing price for our common stock on July 19, 2010, as quoted on the TSX was Cdn$7.81. The applicable prospectus supplement will contain information, where applicable, as to any other listing on the Amex or any securities exchange of the securities covered by the prospectus supplement.

        The securities offered in this prospectus involve a high degree of risk. See "Risk Factors" on page 3 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 6, 2010.

As used in this prospectus, the terms "Golden Minerals," "we," "our," "ours" and "us" may, depending on the context, refer to Golden Minerals Company or to one or more of Golden Minerals Company's consolidated subsidiaries or to Golden Minerals Company and its consolidated subsidiaries, taken as a whole. When we refer to "shares" throughout this prospectus, we include all rights attaching to our common stock under any shareholder rights plan then in effect.

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the SEC or the Commission, using a "shelf" registration process. Under the shelf registration, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities that we may offer. Each time that we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement also may add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information incorporated by reference in this prospectus before making an investment in our securities. See "Where You Can Find More Information" for more information. We may use this prospectus to sell securities only if it is accompanied by a prospectus supplement.

        You should not assume that the information in this prospectus, any accompanying prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of such document.

WHERE YOU CAN FIND MORE INFORMATION

        We file and furnish annual, quarterly and current reports and other information, including proxy statements, with the SEC. You may read and copy any document we file or furnish with the SEC at the SEC's Public Reference Room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are available to the public on the SEC's website at www.sec.gov. Our SEC filings are also available through the "Investor Info" section of our website at www.goldenminerals.com.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to "incorporate by reference" information into this prospectus and any accompanying prospectus supplement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered part of this prospectus, and information filed with the SEC subsequent to this prospectus and prior to the termination of the particular offering referred to in such prospectus supplement will automatically be deemed to update and supersede this information. We incorporate by reference into this prospectus and any accompanying prospectus supplement the documents listed below (excluding any portions of such documents that have been "furnished" but not "filed" for purposes of the Exchange Act):

  •
  Annual Report on Form 10-K for the fiscal year ended December 31, 2010;

  •
  Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2010;

  •
  Current Reports on Form 8-K filed on April 14, 2010, June 3, 2010 and June 9, 2010; and

  •
  The description of our common stock contained in our registration statement on Form 8-A filed February 5, 2010 with the SEC under 12(b) of the Securities Exchange Act of 1934 (File No. 001-13627), including any subsequent amendment or report filed for the purpose of updating such description.

        We also incorporate by reference all documents we subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing of the registration statement of which this prospectus is a part (including prior to the effectiveness of the registration statement) and prior to the termination of the offering. Any statement in a document incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent a statement contained in this prospectus or any other subsequently filed document that is incorporated by reference in this prospectus modifies or supersedes such statement.

        Unless specifically stated to the contrary, none of the information that we disclose under Items 2.02 or 7.01 or corresponding information furnished under Item 9.01 or included as an exhibit of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus.

        We will provide without charge upon written or oral request, a copy of any or all of the documents which are incorporated by reference into this prospectus. Requests should be directed to:

    Golden Minerals Company
    350 Indiana Street, Suite 800
    Golden, Colorado 80401
    Attention: Secretary
    Telephone: (303) 839-5060

        Except as provided above, no other information, including information on our internet site, is incorporated by reference in this prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus, and any relevant prospectus supplement and free writing prospectus, including information incorporated herein or therein by reference, contains forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements include statements relating to our plans, expectations and assumptions concerning the El Quevar project, the timing and budget for exploration of our portfolio of exploration properties, our expected cash needs, and statements concerning our financial condition, operating strategies and operating and legal risks.

        We use the words "anticipate," "continue," "likely," "estimate," "expect," "may," "could," "will," "project," "should," "believe" and similar expressions to identify forward-looking statements. Statements that contain these words discuss our future expectations, contain projections or state other forward-looking information. Although we believe the expectations and assumptions reflected in those forward-looking statements are reasonable, we cannot assure you that these expectations and assumptions will prove to be correct. Our actual results could differ materially from those expressed or implied in these forward-looking statements as a result of the factors described under "Risk Factors" in this prospectus and other factors set forth in this prospectus, including:

  •
  Risks related to the El Quevar project in Argentina, including results of future exploration, economic viability, delays and increased costs associated with the feasibility study, results of the feasibility study and our ability to raise the necessary capital to finance advancement of the El Quevar project;

  •
  Results of future exploration at our exploration portfolio properties;

  •
  Changes in target drilling program expenses and priorities;

  •
  Worldwide economic and political events affecting the market prices for silver, gold and other minerals that may be found on our exploration properties; and

  •
  Political and economic instability and developments in Argentina, Chile, Mexico, Peru and other countries in which we conduct our business.

        Many of these factors are beyond our ability to control or predict. You should not unduly rely on any of our forward-looking statements. These statements speak only as of the date of this prospectus. Except as required by law, we are not obligated to publicly release any revisions to these forward-looking statements to reflect future events or developments. All subsequent written and oral forward-looking statements attributable to us and persons acting on our behalf are qualified in their entirety by the cautionary statements contained in this section and elsewhere in this prospectus.

        Although we believe that the expectations reflected in our forward-looking statements are based on reasonable assumptions, such expectations may prove to be materially incorrect due to known and unknown risks and uncertainties.

        All forward-looking statements speak only as of the date made. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements. Except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

 THE COMPANY

        We are a mineral exploration company with a diversified portfolio of precious metals and other mineral exploration properties located in or near the traditional precious metals producing regions of Mexico and South America.

        We are currently focused on advancement of our 100% controlled El Quevar silver project in northwestern Argentina. From the inception of our exploration activities at El Quevar in 2004 through December 31, 2009, we have spent approximately $12.8 million on exploration and related activities at El Quevar. Based on an independent technical report completed in January 2010, there are an estimated 866,000 tonnes of mineralized material at an average silver grade of approximately 412 grams per tonne. We are engaged in construction of an underground drift, additional drilling, metallurgical analysis and other advanced exploration work at El Quevar, as well as preparation of a feasibility study.

        In addition to El Quevar, we own or control a portfolio of approximately 30 exploration properties located primarily in Mexico and South America. Our 100% controlled Zacatecas silver and base metals project in Mexico is at an intermediate stage of exploration, with four separate target areas on which we are currently conducting exploration activities. We are also preparing to drill or currently conducting drilling programs to explore several of our other projects.

        Our principal offices are located in Golden, Colorado at 350 Indiana Street, Suite 800, Golden, CO 80401, and our registered office is the Corporation Trust Company, 1209 Orange Street, Wilmington, DE 19801. Our telephone number is (303) 839-5060. We also maintain exploration offices in Argentina, Mexico and Peru. We maintain a website at www.goldenminerals.com, which contains information about us. Our website and the information contained in and connected to it are not a part of this prospectus

RISK FACTORS

        An investment in the securities offered in this prospectus involves a high degree of risk. For a discussion of the factors you should carefully consider before deciding to purchase these securities, please consider the risk factors described in the documents we incorporate by reference, including those in our Annual Report on Form 10-K for the year ended December 31, 2009 and those that may be included in the applicable prospectus supplement and other information incorporated by reference in the applicable prospectus supplement. Also, please read "Cautionary Statement Regarding Forward-Looking Statements." As a result of the termination of our Management Services Agreement in June 2010, we have included the additional risk factor set forth below.

Following the termination of our agreement to manage the San Cristóbal mine, we have no revenues and we will require external financing to continue the advancement of El Quevar following completion of the feasibility study and to continue our other activities.

        Since our incorporation in March 2009, our revenues have consisted primarily of the management fees paid to us under the Management Services Agreement dated March 24, 2009 under which we managed the San Cristóbal mine in Bolivia for Sumitomo Corporation. Effective June 30, 2010, our management services were terminated and we received payment of the material amounts remaining to be paid to us under that agreement. We do not currently anticipate that we will seek or obtain other mine management services agreements in the future, and thus do not expect to receive future revenue from the performance of mine management services.

        Unless and until we commence production at the El Quevar project or acquire a producing mine, we will be required to continue to raise funds from external sources in order to pay our general and administrative expenses, advance the El Quevar project following completion of the feasibility study anticipated in late 2010, maintain our exploration properties and continue our exploration efforts. Failure to obtain sufficient external financing may result in the delay or indefinite postponement of the further advancement of the El Quevar project following completion of the feasibility study and of exploration at our other properties. We cannot assure you that we will be able to obtain the necessary financing on favorable terms or at all.

RATIO OF EARNINGS TO FIXED CHARGES

        We were incorporated in March 2009 and are the successor to Apex Silver Mines Limited ("Apex Silver") for purposes of reporting under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). For the purpose of calculating our ratio of earnings to fixed charges, we have not included the performance of Apex Silver for the periods prior to and including March 24, 2010, the date on which Apex Silver's assets were transferred to us.

        The ratio of fixed charges is determined by dividing earnings by fixed charges. For this purpose, "earnings" consist of the sum of pretax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees, fixed charges and amortization of capital interest less interest capitalized. "Fixed charges" consist of interest expensed and capitalized (net of Accounting Standards Codification 740 adjustments), amortized premiums, discounts and capitalized expenses related to indebtedness, and an estimate of the interest within rental expense.

        For the 282-day period ended December 31, 2009 and the six months ended June 30, 2010, we had neither fixed charges nor earnings.

USE OF PROCEEDS

        Unless otherwise indicated in the applicable prospectus supplement, we intend to use the net proceeds for general corporate purposes and working capital; to advance the exploration and development of the El Quevar project, including additional exploration of the El Quevar property and commencement of development and construction if the results of the El Quevar feasibility study are favorable; and to advance our portfolio of exploration properties.

PLAN OF DISTRIBUTION

        We may sell securities under this prospectus and any relevant prospectus supplement to or through underwriters or dealers, directly to other purchasers or through agents. In addition, we may from time to time sell securities through a bidding or auction process, block trades, ordinary brokerage transactions or transactions in which a broker solicits purchasers. We may also use a combination of any of the foregoing methods of sale. We may distribute the securities from time to time in one or more transactions at a fixed price or prices (which may be changed from time to time), at market prices prevailing at the times of sale, at prices related to these prevailing market prices or at negotiated prices. We may offer securities in the same offering or in separate offerings.

        From time to time, we may exchange securities for indebtedness or other securities that we may have outstanding. In some cases, dealers acting for us may also purchase securities and re-offer them to the public by one or more of the methods described above.

        Any person participating in the distribution of common stock registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Exchange Act and applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of any of our common stock by any such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our common stock to engage in market-making activities with respect to our common stock. These restrictions may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.

        Certain persons participating in an offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act that stabilize, maintain or otherwise affect the price of the offered securities. If any such activities may occur, they will be described in the applicable prospectus supplement or a document incorporated by reference to the extent required.

        With respect to the sale of any securities under this prospectus, the maximum commission or discount to be received by any member of the Financial Industry Regulatory Authority, Inc. or independent broker or dealer will not be greater than eight percent (8%).

        We will provide required disclosure concerning the terms of the offering of the securities in a prospectus supplement or information incorporated by reference, including, to the extent applicable:

  •
  the name or names of underwriters, dealers or agents;

  •
  the purchase price of the securities and the proceeds the issuer will receive from the sale;

  •
  any underwriting discounts, commissions, and other items constituting underwriters' compensation;

  •
  any commissions paid to agents;

  •
  any discounts or concessions allowed or reallowed or paid to dealers; and

  •
  any securities exchange or market on which the securities may be listed.

        The distribution of securities may be effected, from time to time, in one or more transactions, including:

  •
  underwritten offerings;

  •
  block transactions (which may involve crosses) and transactions on the NYSE Amex or any other organized market where the securities may be traded;

  •
  purchases by a broker-dealer as principal and resale by the broker-dealer for its own account;

  •
  ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;

  •
  sales "at the market" to or through a market maker or into an existing trading market, on an exchange or otherwise;

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  sales in other ways not involving market makers or established trading markets, including direct sales to purchasers; and

  •
  any other method permitted pursuant to applicable law.

 DESCRIPTION OF DEBT SECURITIES

        The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below will apply generally to any future debt securities we may offer, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. Because the terms of a specific series of debt securities may vary from the general information that we have provided below, you should rely on information in the applicable prospectus supplement that varies from any information below.

        We may issue senior notes under a senior indenture to be entered into among us and a trustee to be named in the senior indenture. We may issue subordinated notes under a subordinated indenture to be entered into among us and a trustee to be named in the subordinated indenture. We have filed forms of these documents as exhibits to the registration statement which includes this prospectus. We use the term "indentures" to refer to both the senior indenture and the subordinated indenture. The indentures will be qualified under the Trust Indenture Act of 1939 (the "Trust Indenture Act"). We use the term "trustee" to refer to either the senior trustee or the subordinated trustee, as applicable. We urge you to read the indenture applicable to your investment because the indenture, and not this section, defines your rights as a holder of debt securities.

        The following summaries of material provisions of senior notes, subordinated notes and the indentures are subject to, and qualified in their entirety by reference to, the provisions of the indenture applicable to a particular series of debt securities. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical in all material respects.

General

        The senior debt securities will have the same ranking as all of our other unsecured and unsubordinated debt. The subordinated debt securities will be unsecured and will be subordinated and junior to all senior indebtedness.

        The debt securities may be issued in one or more separate series of senior debt securities and/or subordinated debt securities. The prospectus supplement relating to the particular series of debt securities being offered will specify the particular amounts, prices and terms of those debt securities. These terms may include:

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  the title of the debt securities;

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  any limit upon the aggregate principal amount of the debt securities;

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  the date or dates, or the method of determining the dates, on which the debt securities will mature;

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  the interest rate or rates of the debt securities, or the method of determining those rates, the interest payment dates and, for registered debt securities, the regular record dates;

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  if a debt security is issued with original issue discount, the yield to maturity;

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  the places where payments may be made on the debt securities;

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  any mandatory or optional redemption provisions applicable to the debt securities;

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  any sinking fund or analogous provisions applicable to the debt securities;

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  whether and on what terms we will pay additional amounts to holders of the debt securities that are not U.S. persons in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether and on what terms we will have the option to redeem the debt securities rather than pay the additional amounts;

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  any terms for the attachment to the debt securities of warrants, options or other rights to purchase or sell our securities;

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  the portion of the principal amount of the debt security payable upon the acceleration of maturity if other than the entire principal amount of the debt securities;

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  any deletions of, or changes or additions to, the events of default or covenants applicable to the debt securities;

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  if other than U.S. dollars, the currency or currencies in which payments of principal, premium and/or interest on the debt securities will be payable and whether the holder may elect payment to be made in a different currency;

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  the method of determining the amount of any payments on the debt securities which are linked to an index;

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  whether the debt securities will be issued in fully registered form without coupons or in bearer form, with or without coupons;

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  or any combination of these, and whether they will be issued in the form of one or more global securities in temporary or definitive form;

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  whether the debt securities will be convertible or exchangeable into or for common stock, preferred stock or other debt securities and the conversion price or exchange ratio, the conversion or exchange period and any other conversion or exchange provisions;

  •
  any terms relating to the delivery of the debt securities if they are to be issued upon the exercise of warrants; and

  •
  any other specific terms of the debt securities.

        Unless otherwise specified in the applicable prospectus supplement, (1) the debt securities will be registered debt securities and (2) debt securities denominated in U.S. dollars will be issued, in the case of registered debt securities, in denominations of $1,000 or an integral multiple of $1,000 and, in the case of bearer debt securities, in denominations of $5,000. Debt securities may bear legends required by United States federal tax law and regulations.

        If any of the debt securities are sold for any foreign currency or currency unit or if any payments on the debt securities are payable in any foreign currency or currency unit, the prospectus supplement will contain any restrictions, elections, tax consequences, specific terms and other information with respect to the debt securities and the foreign currency or currency unit.

        Some of the debt securities may be issued as original issue discount debt securities. Original issue discount securities bear no interest during all or a part of the time that these debt securities are outstanding or bear interest at below-market rates and will be sold at a discount below their stated principal amount at maturity. The prospectus supplement will also contain special tax, accounting or other information relating to original issue discount securities or relating to other kinds of debt securities that may be offered, including debt securities linked to an index or payable in currencies other than U.S. dollars.

Exchange, Registration and Transfer

        Debt securities may be transferred or exchanged at the corporate trust office of the security registrar or at any other office or agency maintained by our company for these purposes, without the payment of any service charge, except for any tax or governmental charges. The senior trustee initially will be the designated security registrar in the United States for the senior debt securities. The subordinated trustee initially will be the designated security registrar in the United States for the subordinated debt securities.

        If debt securities are issuable as both registered debt securities and bearer debt securities, the bearer debt securities will be exchangeable for registered debt securities. Except as provided below, bearer debt securities will have outstanding coupons. If a bearer debt security with related coupons is surrendered in exchange for a registered debt security between a record date and the date set for the payment of interest, the bearer debt security will be surrendered without the coupon relating to that interest payment and that payment will be made only to the holder of the coupon when due.

        In the event of any redemption in part of any class or series of debt securities, we will not be required to:

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  issue, register the transfer of, or exchange, debt securities of any series between the opening of business 15 days before any selection of debt securities of that series to be redeemed and the close of business on:

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  if debt securities of the series are issuable only as registered debt securities, the day of mailing of the relevant notice of redemption, and

  •
  if debt securities of the series are issuable as bearer debt securities, the day of the first publication of the relevant notice of redemption or, if debt securities of the series are also issuable as registered debt securities and there is no publication, the day of mailing of the relevant notice of redemption;

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  register the transfer of, or exchange, any registered debt security selected for redemption, in whole or in part, except the unredeemed portion of any registered debt security being redeemed in part; or

  •
  exchange any bearer debt security selected for redemption, except to exchange it for a registered debt security which is simultaneously surrendered for redemption.

Payment and Paying Agent

        We will pay principal, interest and any premium on fully registered securities in the designated currency or currency unit at the office of a designated paying agent. Payment of interest on fully registered securities may be made at our option by check mailed to the persons in whose names the debt securities are registered on days specified in the indentures or any prospectus supplement.

        We will pay principal, interest and any premium on bearer securities in the designated currency or currency unit at the office of a designated paying agent or agents outside of the United States. Payments will be made at the offices of the paying agent in the United States only if the designated currency is U.S. dollars and payment outside of the United States is illegal or effectively precluded. If any amount payable on any debt security or coupon remains unclaimed at the end of two years after that amount became due and payable, the paying agent will release any unclaimed amounts to our company, and the holder of the debt security or coupon will look only to our company for payment.

Global Securities

        A global security represents one or any other number of individual debt securities. Generally all debt securities represented by the same global securities will have the same terms. Each debt security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all debt securities that are issued in book-entry form.

        A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. As a result of these arrangements, the depositary, or its nominee, will be the sole registered holder of all debt securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account either with the depositary or with another institution that has an account with the depositary. Thus, an investor whose security is represented by a global security will not be registered holder of the debt security, but an indirect holder of a beneficial interest in the global security.

Temporary Global Securities

        All or any portion of the debt securities of a series that are issuable as bearer debt securities initially may be represented by one or more temporary global debt securities, without interest coupons, to be deposited with the depositary for credit to the accounts of the beneficial owners of the debt securities or to other accounts as they may direct. On and after an exchange date provided in the applicable prospectus supplement, each temporary global debt security will be exchangeable for definitive debt securities in bearer form, registered form, definitive global bearer form or any combination of these forms, as specified in the prospectus supplement. No bearer debt security delivered in exchange for a portion of a temporary global debt security will be mailed or delivered to any location in the United States.

        Interest on a temporary global debt security will be paid to the depositary with respect to the portion held for its account only after they deliver to the trustee a certificate which states that the portion:

  •
  is not beneficially owned by a United States person;

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  has not been acquired by or on behalf of a United States person or for offer to resell or for resale to a United States person or any person inside the United States; or

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  if a beneficial interest has been acquired by a United States person, that the person is a financial institution, as defined in the Internal Revenue Code, purchasing for its own account or has acquired the debt security through a financial institution and that the debt securities are held by a financial institution that has agreed in writing to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Internal Revenue Code and the regulations to the Internal Revenue Code and that it did not purchase for resale inside the United States.

        The certificate must be based on statements provided by the beneficial owners of interests in the temporary global debt security. The depositary will credit the interest received by it to the accounts of the beneficial owners of the debt security or to other accounts as they may direct.

        "United States person" means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or an estate or trust with income subject to United States federal income taxation regardless of its source.

Definitive Global Securities

        Bearer Securities.    The applicable prospectus supplement will describe the exchange provisions, if any, of debt securities issuable in definitive global bearer form. We will not deliver any bearer debt securities delivered in exchange for a portion of a definitive global debt security to any location in the United States.

        U.S. Book-Entry Securities.    Debt securities of a series represented by a definitive global registered debt security and deposited with or on behalf of a depositary in the United States will be represented by a definitive global debt security registered in the name of the depositary or its nominee. Upon the issuance of a global debt security and the deposit of the global debt security with the depositary, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts represented by that global debt security to the accounts of participating institutions that have accounts with the depositary or its nominee. The accounts to be credited shall be designated by the underwriters or agents for the sale of U.S. book-entry debt securities or by us, if these debt securities are offered and sold directly by us.

        Ownership of U.S. book-entry debt securities will be limited to participants or persons that may hold interests through participants. In addition, ownership of U.S. book-entry debt securities will be evidenced only by, and the transfer of that ownership will be effected only through, records maintained by the depositary or its nominee for the definitive global debt security or by participants or persons that hold through participants.

        So long as the depositary or its nominee is the registered owner of a global debt security, that depositary or nominee, as the case may be, will be considered the sole owner or holder of the U.S. book-entry debt securities represented by that global debt security for all purposes under the indenture. Payment of principal of, and premium and interest, if any, on, U.S. book-entry debt securities will be made to the depositary or its nominee as the registered owner or the holder of the global debt security representing the U.S. book-entry debt securities. Owners of U.S. book-entry debt securities:

  •
  will not be entitled to have the debt securities registered in their names;

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  will not be entitled to receive physical delivery of the debt securities in definitive form; and

  •
  will not be considered the owners or holders of the debt securities under the indenture.

        The laws of some jurisdictions require that purchasers of securities take physical delivery of securities in definitive form. These laws impair the ability to purchase or transfer U.S. book-entry debt securities.

        We expect that the depositary for U.S. book-entry debt securities of a series, upon receipt of any payment of principal of, or premium or interest, if any, on, the related definitive global debt security, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global debt security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a global debt security held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of those participants.

Consolidation, Merger, Sale or Conveyance

        We may, without the consent of the holders of the debt securities, merge into or consolidate with any other person, or convey or transfer all or substantially all of our company's properties and assets to another person provided that:

  •
  the successor assumes on the same terms and conditions all the obligations under the debt securities and the indentures; and

  •
  immediately after giving effect to the transaction, there is no default under the applicable indenture.

        The remaining or acquiring person will be substituted for our company in the indentures with the same effect as if it had been an original party to the indenture. A prospectus supplement will describe any other limitations on the ability of our company to merge into, consolidate with, or convey or transfer all or substantially all or our properties and assets to, another person.

Satisfaction and Discharge; Defeasance

        We may be discharged from our obligations on the debt securities of any class or series that have matured or will mature or be redeemed within one year if we deposit with the trustee enough cash and/or U.S. government obligations or foreign government securities, as the case may be, to pay all the principal, interest and any premium due to the stated maturity or redemption date of the debt securities and comply with the other conditions set forth in the applicable indenture. The principal conditions that we must satisfy to discharge our obligations on any debt securities are (1) pay all other sums payable with respect to the applicable series of debt securities and (2) deliver to the trustee an officers' certificate and an opinion of counsel which state that the required conditions have been satisfied.

        Each indenture contains a provision that permits us to elect to be discharged from all of our obligations with respect to any class or series of debt securities then outstanding. However, even if we effect a legal defeasance, some of our obligations will continue, including obligations to:

  •
  maintain and apply money in the defeasance trust,

  •
  register the transfer or exchange of the debt securities,

  •
  replace mutilated, destroyed, lost or stolen debt securities, and

  •
  maintain a registrar and paying agent in respect of the debt securities.

        Each indenture also permits us to elect to be released from our obligations under specified covenants and from the consequences of an event of default resulting from a breach of those covenants. To make either of the above elections, we must deposit in trust with the trustee cash and/or U.S. government obligations, if the debt securities are denominated in U.S. dollars, and/or foreign government securities if the debt securities are denominated in a foreign currency, which through the payment of principal and interest under their terms will provide sufficient amounts, without reinvestment, to repay in full those debt securities. As a condition to legal defeasance or covenant defeasance, we must deliver to the trustee an opinion of counsel that the holders of the debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit and defeasance and will be subject to U.S. federal income tax in the same amount and in the same manner and times as would have been the case if the deposit and defeasance had not occurred. In the case of a legal defeasance only, the opinion of counsel must be based on a ruling of the U.S. Internal Revenue Service or other change in applicable U.S. federal income tax law.

        The indentures specify the types of U.S. government obligations and foreign government securities that we may deposit.

Events of Default, Notice and Waiver

        Each indenture defines an event of default with respect to any class or series of debt securities as one or more of the following events:

  •
  failure to pay interest on any debt security of the class or series for 30 days when due;

  •
  failure to pay the principal or any premium on any debt securities of the class or series when due;

  •
  failure to make any sinking fund payment for 30 days when due;

  •
  failure to perform any other covenant in the debt securities of the series or in the applicable indenture with respect to debt securities of the series for 90 days after being given notice; and

  •
  occurrence of an event of bankruptcy, insolvency or reorganization set forth in the indenture.

        An event of default for a particular class or series of debt securities does not necessarily constitute an event of default for any other class or series of debt securities issued under an indenture.

        In the case of an event of default arising from events of bankruptcy or insolvency set forth in the indenture, all outstanding debt securities will become due and payable immediately without further action or notice. If any other event of default as to a series of debt securities occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding debt securities of that series may declare all the debt securities to be due and payable immediately.

        The holders of a majority in aggregate principal amount of the debt securities then outstanding by notice to the trustee may on behalf of the holders of all of the debt securities of that series waive any existing default or event of default and its consequences under the applicable indenture except a continuing default or event of default in the payment of interest on, or the principal of, the debt securities of that series.

        Each indenture requires the trustee to, within 90 days after the occurrence of a default known to it with respect to any outstanding series of debt securities, give the holders of that class or series notice of the default if uncured or not waived. However, the trustee may withhold this notice if it determines in good faith that the withholding of this notice is in the interest of those holders, except that the trustee may not withhold this notice in the case of a payment default. The term "default" for the purpose of this provision means any event that is, or after notice or lapse of time or both would become, an event of default with respect to debt securities of that series.

        Other than the duty to act with the required standard of care during an event of default, a trustee is not obligated to exercise any of its rights or powers under the applicable indenture at the request or direction of any of the holders of debt securities, unless the holders have offered to the trustee reasonable security and indemnity. Each indenture provides that the holders of a majority in principal amount of outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or other power conferred on the trustee if the direction would not conflict with any rule of law or with the indenture. However, the trustee may take any other action that it deems proper which is not inconsistent with any direction and may decline to follow any direction if it in good faith determines that the directed action would involve it in personal liability.

        Each indenture includes a covenant that we will file annually with the trustee a certificate of no default, or specifying any default that exists.

Modification of the Indentures

        We and the applicable trustee may modify an indenture without the consent of the holders for limited purposes, including adding to our covenants or events of default, establishing forms or terms of debt securities, curing ambiguities and other purposes which do not adversely affect the holders in any material respect.

        We and the applicable trustee may make modifications and amendments to an indenture with the consent of the holders of a majority in principal amount of the outstanding debt securities of all affected series. However, without the consent of each affected holder, no modification may:

  •
  change the stated maturity of any debt security;

  •
  reduce the principal, premium, if any, or rate of interest on any debt security;

  •
  change any place of payment or the currency in which any debt security is payable;

  •
  impair the right to enforce any payment after the stated maturity or redemption date;

  •
  adversely affect the terms of any conversion right;

  •
  reduce the percentage of holders of outstanding debt securities of any series required to consent to any modification, amendment or waiver under the indenture;

  •
  change any of our obligations, with respect to outstanding debt securities of a series, to maintain an office or agency in the places and for the purposes specified in the indenture for the series; or

  •
  change the provisions in the indenture that relate to its modification or amendment other than to increase the percentage of outstanding debt securities of any series required to consent to any modification or waiver under the indenture.

Meetings

        The indentures will contain provisions for convening meetings of the holders of debt securities of a series. A meeting may be called at any time by the trustee and also, upon request, by our company or the holders of at least 25% in principal amount of the outstanding debt securities of a series, in any case upon notice given in accordance with "Notices" below. Persons holding a majority in principal amount of the outstanding debt securities of a series will constitute a quorum at a meeting. A meeting called by our company or the trustee that does not have a quorum may be adjourned for not less than 10 days. If there is not a quorum at the adjourned meeting, the meeting may be further adjourned for not less than 10 days. Any resolution presented at a meeting at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series, except for any consent which must be given by the holders of each debt security affected by the modifications or amendments of an indenture described above under "Modification of the Indentures." However, a resolution with respect to any request, demand, authorization, direction, notice, consent, waiver, or other action which may be made, given, or taken by the holders of a specified percentage, which is equal to or less than a majority, in principal amount of outstanding debt securities of a series may be adopted at a meeting at which a quorum is present by the affirmative vote of the holders of the specified percentage in principal amount of the outstanding debt securities of that series. Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with an indenture will be binding on all holders of debt securities of that series and the related coupons. The indentures will provide that specified consents, waivers and other actions may be given by the holders of a specified percentage of outstanding debt securities of all series affected by the modification or amendment, acting as one class. For purposes of these consents, waivers and actions, only the principal amount of outstanding debt securities of any series represented at a meeting at which a quorum is present and voting in favor of the action will be counted for purposes of calculating the aggregate principal amount of outstanding debt securities of all series affected by the modification or amendment favoring the action.

Notices

        In most instances, notices to holders of bearer debt securities will be given by publication at least once in a daily newspaper in New York, New York and in London, England and in other cities as may be specified in the bearer debt securities and will be mailed to those persons whose names and addresses were previously filed with the applicable trustee, within the time prescribed for the giving of the notice. Notice to holders of registered debt securities will be given by mail to the addresses of those holders as they appear in the security register.

Title

        Title to any bearer debt securities and any related coupons will pass by delivery. We, the trustee, and any agent of ours or the trustee may treat the holder of any bearer debt security or related coupon and, prior to due presentment for registration of transfer, the registered owner of any registered debt security as the absolute owner of that debt security for the purpose of making payment and for all other purposes, regardless of whether or not that debt security or coupon shall be overdue and notwithstanding any notice to the contrary.

Replacement of Securities Coupons

        Debt securities or coupons that have been mutilated will be replaced by us at the expense of the holder upon surrender of the mutilated debt security or coupon to the security registrar. Debt securities or coupons that become destroyed, stolen, or lost will be replaced by us at the expense of the holder upon delivery to the security registrar of evidence of its destruction, loss, or theft satisfactory to our company and the security registrar. In the case of a destroyed, lost, or stolen debt security or coupon, the holder of the debt security or coupon may be required to provide reasonable security or indemnity to the trustee and our company before a replacement debt security will be issued.

Governing Law

        The indentures, the debt securities and the coupons will be governed by, and construed under, the laws of the State of New York.

Concerning the Trustees

        We may from time to time maintain lines of credit, and have other customary banking relationships, with any of the trustees.

Senior Debt Securities

        The senior debt securities will rank equally with all of our company's other unsecured and non-subordinated debt.

Certain Covenants in the Senior Indenture

        The prospectus supplement relating to a series of senior debt securities will describe any material covenants in respect of that series of senior debt securities.

Subordinated Debt Securities

        The subordinated debt securities will be unsecured. The subordinated debt securities will be subordinate in right of payment to all senior indebtedness. In addition, claims of creditors generally will have priority with respect to the assets and earnings of our subsidiaries over the claims of our creditors, including holders of the subordinated debt securities, even though those obligations may not constitute senior indebtedness. The subordinated debt securities, therefore, will be effectively subordinated to creditors, including trade creditors with regard to the assets of our subsidiaries. Creditors of our subsidiaries include trade creditors, secured creditors and creditors holding guarantees issued by our subsidiaries.

        Unless otherwise specified in a prospectus supplement, senior indebtedness shall mean the principal of, premium, if any, and interest on, all indebtedness for money borrowed by our company and any deferrals, renewals, or extensions of any senior indebtedness. Indebtedness for money borrowed by our company includes all indebtedness of another person for money borrowed that we guarantee, other than the subordinated debt securities, whether outstanding on the date of execution of the subordinated indenture or created, assumed or incurred after the date of the subordinated indenture. However, senior indebtedness will not include any indebtedness that expressly states to have the same rank as the subordinated debt securities or to rank junior to the subordinated debt securities. Senior indebtedness will also not include:

  •
  any of our obligations to our subsidiaries; and

  •
  any liability for federal, state, local or other taxes owed or owing by our company.

        The senior debt securities constitute senior indebtedness under the subordinated indenture. A prospectus supplement will describe the relative ranking among different series of subordinated debt securities.

        Unless otherwise specified in a prospectus supplement, we may not make any payment on the subordinated debt securities and may not purchase, redeem, or retire any subordinated debt securities if any senior indebtedness is not paid when due or the maturity of any senior indebtedness is accelerated as a result of a default, unless the default has been cured or waived and the acceleration has been rescinded or the senior indebtedness has been paid in full. We may, however, pay the subordinated debt securities without regard to these limitations if the subordinated trustee and our company receive written notice approving the payment from the representatives of the holders of senior indebtedness with respect to which either of the events set forth above has occurred and is continuing. Unless otherwise specified in a prospectus supplement, during the continuance of any default with respect to any designated senior indebtedness under which its maturity may be accelerated immediately without further notice or the expiration of any applicable grace periods, we may not pay the subordinated debt securities for 90 days after the receipt by the subordinated trustee of written notice of a default from the representatives of the holders of designated senior indebtedness. If the holders of designated senior indebtedness or the representatives of those holders have not accelerated the maturity of the designated senior indebtedness at the end of the 90 day period, we may resume payments on the subordinated debt securities. Only one notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to designated senior indebtedness during that period.

        In the event that we pay or distribute our company's assets to creditors upon a total or partial liquidation, dissolution or reorganization of our company or our company's property, the holders of senior indebtedness will be entitled to receive payment in full of the senior indebtedness before the holders of subordinated debt securities are entitled to receive any payment. Until the senior indebtedness is paid in full, any payment or distribution to which holders of subordinated debt securities would be entitled but for the subordination provisions of the subordinated indenture will be made to holders of the senior indebtedness as their interests may appear. However, holders of subordinated debt securities will be permitted to receive distributions of shares and debt securities subordinated to the senior indebtedness. If a distribution is made to holders of subordinated debt securities that, due to the subordination provisions, should not have been made to them, the holders of subordinated debt securities are required to hold it in trust for the holders of senior indebtedness, and pay it over to them as their interests may appear.

        If payment of the subordinated debt securities is accelerated because of an event of default, either we or the subordinated trustee will promptly notify the holders of senior indebtedness or the representatives of the holders of the acceleration. We may not pay the subordinated debt securities until five business days after the holders or the representatives of the senior indebtedness receive notice of the acceleration. Afterwards, we may pay the subordinated debt securities only if the subordination provisions of the subordinated indenture otherwise permit payment at that time.

        As a result of the subordination provisions contained in the subordinated indenture, in the event of insolvency, our creditors who are holders of senior indebtedness may recover more, ratably, than the holders of subordinated debt securities. In addition, our creditors who are not holders of senior indebtedness may recover less, ratably, than holders of senior indebtedness and may recover more, ratably, than the holders of subordinated indebtedness.

        The prospectus supplement relating to a series of subordinated debt securities will describe any material covenants in respect of any series of subordinated debt securities.

Conversion or Exchange

        We may issue debt securities that we may convert or exchange into common stock or other securities, property or assets. If so, we will describe the specific terms on which the debt securities may be converted or exchanged in the applicable prospectus supplement. The conversion or exchange may be mandatory, at your option, or at our option. The applicable prospectus supplement will describe the manner in which the shares of common stock or other securities, property or assets you would receive would be issued or delivered.

DESCRIPTION OF COMMON STOCK

        We are authorized to issue 50,000,000 shares of common stock, par value $0.01 per share. As of July 19, 2010, we had 9,271,286 shares of common stock issued and outstanding.

Dividend Rights

        Holders of our common stock will be entitled to receive dividends when, as and if declared by our board, out of funds legally available for their payment, subject to the rights of holders of any preferred stock that we may issue. Under the terms of our Amended and Restated Certificate of Incorporation and Bylaws, during the one-year period beginning on March 24, 2010, we are not permitted to declare or pay any dividend in respect of our common stock if, after giving effect to such dividend, the aggregate amount of dividends so declared and paid would exceed $1.5 million.

Voting Rights

        Holders of our common stock are entitled to one vote per share in all matters as to which holders of common stock are entitled to vote. Holders of not less than a majority of all of the shares of the stock entitled to vote at any meeting of stockholders constitute a quorum unless otherwise required by law.

Election of Directors

        Our board of directors are elected by a plurality of the votes cast by the holders of our common stock in a meeting at which a quorum is present. "Plurality" means that the individuals who receive the largest number of votes cast are elected as directors, up to the maximum number of directors to be chosen at the meeting. Our Amended and Restated Certificate of Incorporation provides that until March 24, 2011, our board of directors must be comprised of six members (unless otherwise required by the rules of any stock exchange on which our shares are listed), including the Chief Executive Officer and five independent directors. Our stockholders may vote to remove any director for cause by the affirmative vote of a majority of the voting power of outstanding common stock. Additionally, stockholders may vote to remove a maximum of two directors without cause by the affirmative vote of the holders of 66 2/3% in voting power of outstanding common stock at any time prior March 24, 2011.

Liquidation

        In the event of any liquidation, dissolution or winding up of Golden Minerals, holders of our common stock have the right to receive ratably and equally all of the assets remaining after payment of liabilities and liquidation preferences of any preferred stock then outstanding.

Redemption

        Golden Minerals' common stock is not redeemable or convertible.

Restrictions on Certain Transactions

        Our Amended and Restated Certificate of Incorporation includes provisions which require supermajority stockholder approval for certain transactions. Until March 24, 2011, we will not be able to enter into any Specified Transaction (defined below) without (i) the unanimous approval of our board of directors and (ii) the affirmative vote of the holders representing at least 75% of the outstanding shares of capital stock entitled to vote generally (considered for this purpose as one class). A "Specified Transaction" means (a) the sale, lease or exchange of all or any substantial part of our property or assets (including, for this purpose, the property or assets of our subsidiaries) in a single transaction or a series of related transactions, or (b) a merger or consolidation to which we are a party, except any merger or consolidation involving us in which our capital stock outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (A) the surviving or resulting corporation or (B) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation.

Other Provisions

        All our outstanding common stock is, and the common stock offered by this prospectus or obtainable upon exercise or conversion of other securities offered hereby, if issued in the manner described in this prospectus and the applicable prospectus supplement, will be, fully paid and non-assessable.

        You should read the prospectus supplement relating to any offering of common stock, or of securities convertible, exchangeable or exercisable for common stock, for the terms of the offering, including the number of shares of common stock offered, any initial offering price and market prices relating to the common stock.

        This section is a summary and may not describe every aspect of our common stock that may be important to you. We urge you to read applicable Delaware law, our certificate of incorporation and our bylaws, because they, and not this description, define your rights as a holder of our common stock. See "Where You Can Find More Information" for information on how to obtain copies of these documents.

DESCRIPTION OF PREFERRED STOCK

        We are authorized to issue up to 10,000,000 shares of preferred stock, par value $0.01 per share. As of the date of this prospectus, there are no shares of preferred stock outstanding. Shares of preferred stock are issuable in such series as determined by the board of directors, who have the authority to determine the relative rights and preferences of each such series without further action by stockholders.

        The issuance of preferred stock could adversely affect the voting power of holders of our common stock, and the likelihood that preferred holders will receive dividend and liquidation preferences may have the effect of delaying, deferring or preventing a change in control of Golden Minerals, which could depress the market price of our common stock. Unless otherwise indicated in the prospectus supplement, all shares of preferred stock to be issued from time to time under this prospectus will be fully paid and nonassessable.

        The prospectus supplement relating to the preferred stock offered will contain a description of the specific terms of that series as fixed by our board of directors, including, as applicable:

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  the number of shares of preferred stock offered and the offering price of the preferred stock;

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  the title and stated value of the preferred stock;

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  the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation of such rates, periods or dates applicable to the preferred stock;

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  the date from which dividends on the preferred stock will accumulate, if applicable;

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  the liquidation rights of the preferred stock;

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  the procedures for auction and remarketing, if any, of the preferred stock;

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  the sinking fund provisions, if applicable, for the preferred stock;

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  the redemption provisions, if applicable, for the preferred stock;

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  whether the preferred stock will be convertible into or exchangeable for other securities and, if so, the terms and conditions of the conversion or exchange, including the conversion price or exchange ratio and the conversion or exchange period (or the method of determining the same);

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  whether the preferred stock will have voting rights and the terms of any voting rights, if any;

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  whether the preferred stock will be listed on any securities exchange;

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  whether the preferred stock will be issued with any other securities and, if so, the amount and terms of these securities; and

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  any other specific terms, preferences or rights of, or limitations or restrictions on, the preferred stock.

 DESCRIPTION OF WARRANTS

        We may issue warrants for the purchase of debt securities, common stock, preferred stock or other securities. Warrants may be issued independently or together with debt securities, common stock, preferred stock or other securities offered by any prospectus supplement and may be attached to or separate from any such offered securities. Series of warrants may be issued under a separate warrant agreement entered into between us and a bank or trust company, as warrant agent, all as will be set forth in the prospectus supplement relating to the particular issue of warrants. The warrant agent would act solely as our agent in connection with the warrants and would not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants.

        You should refer to the provisions of the warrant agreement that will be filed with the SEC in connection with the offering of warrants for the complete terms of the warrant agreement.

        Prior to the exercise of any warrants, holders of such warrants will not have any rights of holders of the securities purchasable upon such exercise, including the right to receive payments of dividends, or the right to vote such underlying securities.

DESCRIPTION OF RIGHTS

        We may issue rights to purchase debt securities, preferred stock, common stock or depositary shares. These rights may be issued independently or together with any other security offered hereby and may or may not be transferable by the stockholder receiving the rights in such offering. In connection with any offering of such rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

        Each series of rights will be issued under a separate rights agreement which we will enter into with a bank or trust company, as rights agent, all as set forth in the applicable prospectus supplement. The rights agent will act solely as our agent in connection with the certificates relating to the rights and will not assume any obligation or relationship of agency or trust with any holders of rights certificates or beneficial owners of rights. We will file the rights agreement and the rights certificates relating to each series of rights with the SEC, and incorporate them by reference as an exhibit to the registration statement of which this prospectus is a part on or before the time we issue a series of rights.

        The applicable prospectus supplement will describe the specific terms of any offering of rights for which this prospectus is being delivered, including the following:

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  the date of determining the stockholders entitled to the rights distribution;

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  the number of rights issued or to be issued to each stockholder;

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  the exercise price payable for each share of debt securities, preferred stock, common stock or other securities upon the exercise of the rights;

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  the number and terms of the shares of debt securities, preferred stock, common stock or other securities which may be purchased per each right;

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  the extent to which the rights are transferable;

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  the date on which the holder's ability to exercise the rights shall commence, and the date on which the rights shall expire;

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  the extent to which the rights may include an over-subscription privilege with respect to unsubscribed securities;

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  if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of such rights; and

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  any other terms of the rights, including the terms, procedures, conditions and limitations relating to the exchange and exercise of the rights.

        The description in the applicable prospectus supplement of any rights that we may offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable rights certificate, which will be filed with the SEC.

DESCRIPTION OF UNITS

        As specified in the applicable prospectus supplement, we may issue units consisting of one or more debt securities, shares of common stock or preferred stock, warrants or any combination of such securities. In addition, the prospectus supplement relating to units will describe the terms of any units we issue, including as applicable:

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  the designation and terms of the units and the securities included in the units;

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  any provision for the issuance, payment, settlement, transfer or exchange of the units;

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  the date, if any, on and after which the units may be transferable separately;

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  whether we will apply to have the units traded on a securities exchange or securities quotation system;

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  any material United States federal income tax consequences; and

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  how, for United States federal income tax purposes, the purchase price paid for the units is to be allocated among the component securities.

DESCRIPTION OF DEPOSITARY SHARES

        The following summarizes some of the general provisions of the deposit agreement and of the depositary shares and depositary receipts, other than pricing and related terms disclosed in a prospectus supplement. You should read the particular terms of any depositary shares and any depositary receipts that are offered by us and any deposit agreement relating to a particular series of preferred stock which will be described in more detail in a prospectus supplement. The prospectus supplement will also state whether any of the generalized provisions summarized below do not apply to the depositary shares or depositary receipts being offered. A form of deposit agreement, including the form of depositary receipt, will be filed as an exhibit to the registration statement of which this prospectus forms a part.

General

        We may, at our option, elect to offer fractional shares or multiple shares of preferred stock, rather than whole individual shares of preferred stock. If we decide to do so, we will issue the preferred stock in the form of depositary shares. Each depository share will represent a fraction or multiple of a share of a particular series of preferred stock and will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional or multiple shares of preferred stock in accordance with the terms of the prospectus supplement or other offering materials.

        The shares of any series of preferred stock represented by depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us having its principal office in the United States and having a combined capital and surplus of at least $50,000,000, as preferred stock depositary. Each owner of a depositary share will be entitled to all the rights and preferences of the underlying preferred stock, including dividend, voting, redemption, conversion and liquidation rights, in proportion to the applicable fraction of a share of preferred stock represented by the depositary share.

Dividends and Other Distributions

        The preferred stock depositary will distribute all cash dividends or other cash distributions received in respect of the deposited preferred stock to the record holders of depositary shares relating to the underlying preferred stock in proportion to the number of the depositary shares owned by the holders.

        The preferred stock depositary will distribute any property received by it other than cash to the record holders of depositary shares entitled to these distributions. If the preferred stock depositary determines that it is not feasible to make a distribution, it may, with our approval, sell the property and distribute the net proceeds from the sale to the holders of the depositary shares.

Conversion or Exchange of Preferred Stock

        If a series of preferred stock represented by depositary shares is subject to conversion or exchange, the applicable prospectus supplement will describe the rights or obligations of each record holder of depositary receipts to convert or exchange the depositary shares.

Redemption of Preferred Stock

        If we redeem a series of preferred stock represented by depositary shares, the depositary shares will be redeemed from the proceeds received by the preferred stock depositary resulting from the redemption, in whole or in part, of the applicable series of preferred stock. The depositary shares will be redeemed by the preferred stock depositary at a price per depositary share equal to the applicable fraction of the redemption price per share payable in respect of the shares of preferred stock so redeemed.

        Whenever we redeem shares of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same date the number of depositary shares representing shares of preferred stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by the preferred stock depositary by lot or ratably or by any other equitable method as the preferred stock depositary decides.

Withdrawal of Preferred Stock

        Unless the related depositary shares have previously been called for redemption, any holder of depositary shares may receive the number of whole shares of the related series of preferred stock and any money or other property represented by those depositary shares after surrendering the related depositary receipts at the corporate trust office of the preferred stock depositary. Holders of depositary shares making these withdrawals will be entitled to receive whole shares of preferred stock on the basis set forth in the prospectus supplement or other offering materials for that series of preferred stock.

        However, holders of whole shares of preferred stock will not be entitled to deposit that preferred stock under the deposit agreement or to receive depositary shares for that preferred stock after withdrawal. If the depositary shares surrendered by the holder in connection with withdrawal exceed the number of depositary shares that represent the number of whole shares of preferred stock to be withdrawn, the preferred stock depositary will deliver to that holder at the same time new depositary receipts evidencing the excess number of depositary shares.

Voting Deposited Preferred Stock

        When the preferred stock depositary receives notice of any meeting at which the holders of any series of deposited preferred stock are entitled to vote, the preferred stock depositary will mail the information contained in the notice to the record holders of the depositary shares relating to the applicable series of preferred stock. Each record holder of the depositary shares on the record date will be entitled to instruct the preferred stock depositary to vote the amount of the preferred stock represented by the holder's depositary shares. To the extent possible, the preferred stock depositary will vote the amount of the series of preferred stock represented by depositary shares in accordance with the instructions it receives.

        We will agree to take all reasonable actions that the preferred stock depositary determines are necessary to enable the preferred stock depositary to vote as instructed. The preferred stock depositary will vote all shares of any series of preferred stock held by it proportionately with instructions received if it does not receive specific instructions from the holders of depositary shares representing that series of preferred stock.

Amendment and Termination of the Deposit Agreement

        The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the preferred stock depositary. However, any amendment that imposes additional charges or materially and adversely alters the existing rights of the holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the affected depositary shares then outstanding. Holders who retain their depositary shares after the amendment becomes effective will be deemed to agree to the amendment and will be bound by the amended deposit agreement. The deposit agreement automatically terminates if:

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  all outstanding depositary shares have been redeemed;

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  each share of preferred stock has been converted into or exchanged for common stock; or

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  a final distribution in respect of the preferred stock has been made to the holders of depositary shares in connection with any liquidation, dissolution or winding up of Golden Minerals.

        We may terminate the deposit agreement at any time and the preferred stock depositary will give notice of that termination to the record holders of all outstanding depositary receipts not less than 30 days prior to the termination date. In that event, the preferred stock depositary will deliver or make available for delivery to holders of depositary shares, upon surrender of the related depositary receipts, the number of whole or fractional shares of the related series of preferred stock as are represented by those depositary shares.

Charges of Preferred Stock Depositary; Taxes and Other Governmental Charges

        No fees, charges and expenses of the preferred stock depositary or any agent of the preferred stock depositary or of any registrar will be payable by any person other than us, except for any taxes and other governmental charges and except as provided in the deposit agreement. If the preferred stock depositary incurs fees, charges or expenses for which it is not otherwise liable at the election of a holder of depositary shares or other person, that holder or other person will be liable for those fees, charges and expenses.

Resignation and Removal of Depositary

        The preferred stock depositary may resign at any time by delivering to us notice of its intent to do so, and we may at any time remove the preferred stock depositary. Any resignation or removal will take effect upon the appointment of a successor preferred stock depositary and its acceptance of the appointment. A successor preferred stock depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

        The preferred stock depositary will forward all reports and communications from Golden Minerals which are delivered to the preferred stock depositary and which we are required to furnish to the holders of the deposited preferred stock.

        Neither the preferred stock depositary nor Golden Minerals will be liable if it is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the deposit agreement. The obligations of Golden Minerals and the preferred stock depositary under the deposit agreement will be limited to performance with honest intentions of their duties under the agreement and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares, depositary receipts or shares of preferred stock unless satisfactory indemnity is furnished. Golden Minerals and the preferred stock depositary may rely upon written advice of counsel or accountants, or upon information provided by holders of depositary shares or other persons believed to be competent and on documents believed to be genuine.

LEGAL MATTERS

        Davis Graham & Stubbs LLP of Denver, Colorado has provided its opinion on the validity of the securities offered by this prospectus.

EXPERTS

        The consolidated financial statements of Golden Minerals as of December 31, 2009 and for the 282 day period ended December 31, 2009 and of Apex Silver as of December 31, 2008 and for the 83-day period ended March 24, 2009 and for each of the two years ended December 31, 2008, included in Golden Minerals' Annual Report on Form 10-K for the year ended December 31, 2009, have been so incorporated by reference in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The estimates of our mineralized material and resources with respect to the El Quevar project have been included or incorporated by reference in reliance upon the technical reports prepared by SRK Consulting (U.S.), Inc. ("SRK") and Chlumsky, Armbrust and Meyer, LLC ("CAM").

$

GOLDEN MINERALS COMPANY

          Shares

Common Stock

P R O S P E C T U S    S U P P L E M E N T

                        , 2010